Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

FOLEY TRASIMENE ACQUISITION CORP. II

PAYSAFE LIMITED,

PAYSAFE MERGER SUB INC.,

PAYSAFE GROUP HOLDINGS LIMITED,

PAYSAFE BERMUDA HOLDING LLC,

and

PI JERSEY HOLDCO 1.5 LIMITED

dated as of

December 7, 2020

- i -

- ii -

- iii -

Section 12.15	Nonsurvival of Representations, Warranties and Covenants	77
Section 12.16	Acknowledgements	77
Section 12.17	Provisions Respecting Representation of PGHL	78

EXHIBITS

Exhibit A	–	Form of Company Charter

Exhibit B	–	Form of Company Bylaws

Exhibit C	–	Form of FTAC Charter

Exhibit D	–	Form of Shareholders Agreement

Exhibit E	–	Form of Registration Rights Agreement

Exhibit F	–	Debt Calculation

Exhibit G	–	Form of Merger Certificate

Exhibit H	–	Form of Paysafe Limited 2021 Omnibus Incentive Plan

- iv -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 7, 2020, by and among Foley Trasimene Acquisition Corp. II, a Delaware corporation (“FTAC”), Paysafe Limited, an exempted limited company incorporated under the laws of Bermuda (the “Company”), Paysafe Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), Paysafe Bermuda Holding LLC, a Bermuda exempted limited liability company (the “LLC”), Pi Jersey Holdco 1.5 Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“Pi Jersey Holdco”) and Paysafe Group Holdings Limited, a private limited company incorporated under the laws of England and Wales (“PGHL”). FTAC, the Company, Merger Sub, the LLC, Pi Jersey Holdco and PGHL are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, FTAC is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, the Company is a newly formed, wholly owned, direct subsidiary of PGHL, and was formed for the purpose of the Transactions, including to act as the publicly traded company for the Company and its Subsidiaries (and their businesses) after the Closing;

WHEREAS, the LLC is a newly formed, wholly owned, direct subsidiary of the Company, and was formed for the purposes of, among other things, holding the stock of FTAC and Pi Jersey Holdco after the Closing;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of the Company, and was formed for the sole purpose of the Merger;

WHEREAS, on or prior to the date hereof, FTAC has obtained commitments from certain investors for a private placement of Company Common Shares (the “PIPE Investment”) pursuant to the terms of a number of Subscription Agreements (each, a “Subscription Agreement”), such private placement to be consummated immediately prior to the consummation of the Paysafe Contribution, FTAC Financing, Founder FTAC Warrant Recapitalization, the Founder LLC Contribution, the Merger, the I/C Loans, the Company LLC Contribution, the FTAC Contribution and the Additional I/C Loans;

WHEREAS, immediately following the PIPE Investment, PGHL intends to transfer and contribute Pi Jersey Holdco to the Company, in exchange for the Closing Seller Shares and the right to receive the Closing Cash Consideration (the “Paysafe Contribution”), such contribution to be consummated prior to the consummation of the FTAC Financing, Founder FTAC Warrant Recapitalization, the Founder LLC Contribution, the Merger, the I/C Loans, the Company LLC Contribution, the FTAC Contribution and the Additional I/C Loans;

WHEREAS, on or prior to the date hereof, FTAC has entered into a Forward Purchase Agreement with Cannae Holdings, Inc. (the “FP Investor”) for the acquisition of FTAC Class A Common Stock and FP Investor FTAC Warrants in connection with the FTAC Financing, which financing shall be consummated prior to the consummation of the Founder FTAC Warrant Recapitalization, the Founder LLC Contribution, the Merger, the I/C Loans, the Company LLC Contribution, the FTAC Contribution and the Additional I/C Loans;

WHEREAS, FTAC will undergo a recapitalization whereby the Founder FTAC Warrants will be recapitalized for FTAC Class C Common Stock (the “Founder FTAC Warrant Recapitalization”), such recapitalization to be consummated prior to the consummation of the Founder LLC Contribution, the Merger, the I/C Loans, the Company LLC Contribution, the FTAC Contribution and the Additional I/C Loans;

WHEREAS, immediately following the consummation of the FTAC Warrant Recapitalization, Founder intends to transfer and contribute the FTAC Class C Common Stock to the LLC in exchange for exchangeable units as provided in the Sponsor Agreement (the “Founder LLC Contribution”), such contribution to be consummated prior to the consummation of the Merger, the I/C Loans, the Company LLC Contribution, the FTAC Contribution and the Additional I/C Loans;

WHEREAS, immediately following the Founder LLC Contribution, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into FTAC (the “Merger”), with FTAC being the surviving corporation of the Merger (FTAC, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”), such merger to be consummated prior to the consummation of the I/C Loans, the Company LLC Contribution, the FTAC Contribution and the Additional I/C Loans;

WHEREAS, immediately following the Merger, on the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, FTAC intends to make a loan to the Company and Pi Jersey Holdco out of the Available Cash Amount (the “I/C Loans”), such loans to be made prior to the consummation of the Company LLC Contribution, FTAC Contribution and the Additional I/C Loans;

WHEREAS, immediately following the consummation of the I/C Loans, the Company intends to transfer and contribute FTAC and Pi Jersey Holdco to the LLC in exchange for LLC Interests (the “Company LLC Contribution”), such contribution to be consummated prior to the consummation of the FTAC Contribution and the Additional I/C Loans;

WHEREAS, immediately following the Company LLC Contribution, the Company intends to cause one or more transfers to Pi Jersey Holdco, or a Subsidiary of Pi Jersey Holdco, of all of the stock of FTAC (the “FTAC Contribution”), such contribution to be consummated prior to the consummation to the Additional I/C Loans;

WHEREAS, following the FTAC Contribution, the Company intends to cause FTAC to make one or more loans out of the Available Cash Amount to certain Subsidiaries of the Company (the “Additional I/C Loans”) and to acquire all of the stock of Optimal Payments Services Inc. from a Subsidiary of Pi Jersey Holdco;

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (i) the Pubco Contribution should constitute a transaction that qualifies under Section 351 of the Code and should not subject shareholders of FTAC to income tax under Section 367 of the Code (subject to the entry into gain recognition agreements by any such shareholders required to enter into such agreements to preserve tax-free treatment under Section 367 of the Code), and (ii) the LLC Contribution should constitute a transaction that qualifies under Section 721(a) of the Code;

WHEREAS, prior to the Effective Time, the Company shall amend and restate the bye-laws of the Company to be substantially in the form of Exhibit B attached hereto (the “Company Bylaws”);

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and declared it advisable, to enter into this Agreement and each of the Transactions, including the Merger in accordance with the DGCL, and (ii) approved this Agreement and each of the Transactions, including the Merger in accordance with the DGCL, as applicable, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and declared it advisable to enter into this Agreement and each of the Transactions, including the Merger in accordance with the DGCL, and (ii) approved this Agreement and each of the Transactions, including the Merger in accordance with the DGCL, as applicable, on the terms and subject to the conditions of this Agreement;

WHEREAS, the Company, in its capacity as the sole stockholder of Merger Sub, has, by its execution and delivery hereof, approved and adopted this Agreement, the Merger and the other Transactions in accordance with Section 251 of the DGCL (the “Merger Sub Stockholder Approval”);

WHEREAS, the board of directors of FTAC has unanimously (i) determined that it is in the best interests of FTAC and the stockholders of FTAC, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Merger in accordance with the DGCL on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of FTAC (the “FTAC Board Recommendation”);

WHEREAS, prior to the Effective Time and the closing of the PIPE Investment, FTAC shall, subject to obtaining the approval of FTAC Stockholder Matters, amend and restate the certificate of incorporation of FTAC to be substantially in the form of Exhibit C attached hereto (the “FTAC Charter”);

WHEREAS, in connection with the consummation of the Merger, PGHL, the Company, the FP Investor and the Company stockholders after Closing will enter into a Shareholders Agreement substantially in the form of Exhibit D attached hereto (the “Shareholders Agreement”) and an Amended and Restated Registration Rights Agreement substantially in the form of Exhibit E attached hereto (the “Registration Rights Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Sponsor Persons have entered into the Sponsor Agreement, pursuant to which, among other things, the Founder has agreed to surrender to FTAC 7,987,877 shares of FTAC Class B Common Stock upon the terms and subject to the conditions set forth therein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Transaction” has the meaning specified in Section 9.04(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Additional I/C Loans” has the meaning specified in the Recitals hereto.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided, except for the Company and its Subsidiaries, no Affiliate or portfolio company (as such term is commonly understood in the private equity industry) of Blackstone or CVC or any of their respective Affiliates shall be considered an Affiliate of the Company or any of its Subsidiaries.

“Aggregate Permitted Acquisition Price Amount” means, without duplication, the aggregate amount of consideration paid by any PGHL Party prior to Closing in respect of all Permitted Acquisitions.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Official or representative of a Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and any other foreign, federal, state, or local Laws relating to fraud or money laundering.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Financial Statements” has the meaning specified in Section 5.08(a).

“Available Cash Amount” means, as of immediately prior to Closing, all available Cash and Cash Equivalents of FTAC and its Subsidiaries, including (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with FTAC Stockholder Redemption), (ii) the PIPE Investment Proceeds, and (iii) the aggregate amount of cash proceeds from the FTAC Financing.

“Blackstone” means The Blackstone Group Inc.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 9.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash and Cash Equivalents” means, for any Person, all cash and cash equivalents (including marketable securities, checks and bank deposits); provided, however that with respect to PGHL and its Subsidiaries, such amount shall (x) exclude segregated account funds and liquid assets as more fully described on Exhibit F-1 attached hereto and (y) include any costs, fees and expenses associated with refinancing or repricing the existing Indebtedness of the Company (in accordance with this Agreement) that have not been paid on or prior to the Closing Date.

“CBI” means the Central Bank of Ireland.

“CBI Approval” means each required approval from the CBI of (i) the applicable Sponsor Persons and (ii) the Company and the LLC, pursuant to Regulation 44 of the European Communities (Electronic Money) Regulations 2011 (S.I. No. 183/2011) (as amended) and the requirements of the CBI, as a result of the transactions contemplated hereby, to the extent required by applicable Law.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of FTAC, filed with the Secretary of State of the State of Delaware on August 18, 2020, as amended and in effect on the date hereof.

“Certificate of Merger” has the meaning specified in Section 2.04.

“Change of Control Notification” has the meaning specified in Section 9.01(b).

“Closing” has the meaning specified in Section 4.01.

“Closing Cash Consideration” means an amount equal to the sum of (i) the Available Cash Amount, minus (ii) the Debt Repayment Amount, minus (iii) the Transaction Expenses.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Seller Share Consideration” means an amount equal to (i) the Closing Transaction Consideration, less (ii) the Closing Cash Consideration.

“Closing Seller Shares” means the number of Company Common Shares (rounded up to the nearest whole share) equal to (i) the Closing Seller Share Consideration, divided by (ii) $10.00.

“Closing Transaction Consideration” means an amount equal to (i) $8,713,000,000, minus (ii) Company Net Debt Amount, minus (iii) Transaction Expenses, plus (iv) the Aggregate Permitted Acquisition Price Amount, if any.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Bylaws” has the meaning specified in the recitals hereto.

“Company Charter” means the memorandum of association of the Company as in effect on the date hereof and substantially in the form of Exhibit A attached hereto.

“Company Common Shares” means the common shares, par value $0.001 per share, of the Company and any successors thereto or other classes of common share of the Company created in any Pre-Closing Recapitalization.

“Company Net Debt Amount” means, as of immediately prior to the Closing, an amount equal to (i) the aggregate indebtedness for borrowed money of PGHL and its Subsidiaries and indebtedness issued by PGHL and its Subsidiaries in substitution or exchange for borrowed money, excluding any items set forth on Exhibit F-1 minus (ii) Cash and Cash Equivalents of PGHL and its Subsidiaries minus (iii) any costs, fees and expenses associated with refinancing or repricing the existing Indebtedness of the Company (in accordance with this Agreement) that have been paid on or prior to the Closing Date. An illustrative example of the Company Net Debt Amount is set forth on Exhibit F-2 attached hereto.

“Company LLC Contribution” has the meaning specified in the Recitals hereto.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any legally binding contracts, agreements, arrangements, subcontracts, leases, purchase orders, bonds, notes, indentures, mortgages, debt instruments, licenses or other instruments or obligations of any kind.

“Counsel” has the meaning specified in Section 12.17.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“CTA 2009” means UK Corporation Tax Act of 2009.

“CVC” means CVC Advisers Limited.

“D&O Tail” has the meaning specified in Section 8.01(b).

“Data” means all databases and compilations, including any and all data and collections of data whether machine readable or otherwise.

“Debt Repayment Amount” means an amount equal to the excess, if any, of (i) the Company Net Debt Amount over (ii) the Specified Net Debt Amount.

“DGCL” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.04.

“Elections” has the meaning specified in Section 9.05(f).

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“ERISA” has the meaning specified in Section 5.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Share” means, without duplication, each share of (i) FTAC Common Stock for which redemption rights have been exercised in connection with the FTAC Stockholder Redemption, (ii) FTAC Common Stock (if any), that, at the Effective Time, is held in the treasury of FTAC, (iii) FTAC Common Stock (if any), that is owned by the PGHL Parties and (iv) FTAC Class C Common Stock.

“Extended Termination Date” has the meaning specified in Section 11.01(b).

“FCA” means the UK Financial Conduct Authority and any successor authority thereto.

“FCA Approval” means each required prior approval from the FCA to, in accordance with s178 of the FSMA, and the requirements of the FCA, any of (i) the applicable Sponsor Persons and (ii) the Company and the LLC for the purposes of the Part XII of FSMA as a result of the transactions contemplated hereby, to the extent required by applicable Law.

“Financial Statements” has the meaning specified in Section 5.08(a).

“First Lien Credit Agreement” means that certain Senior Facilities Agreement dated as of December 20, 2017, among Paysafe Group Holdings II Limited (formerly Pi UK Holdco II Limited), Paysafe Group Holdings III Limited (formerly Pi UK Holdco III Limited), the Persons from time to time party thereto as TLB Borrowers, RCF Borrowers, and as Guarantors (in each case, as defined therein), the financial institutions from time to time party thereto as lenders, Credit Suisse AG, London Branch, as agent and as security agent, and the other Persons from time to time party thereto, as the same has been and may be further amended, restated, amended and restated, supplemented, replaced, refinanced, or otherwise modified from time to time in accordance with the terms thereof.

“Foreign Investment Law” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in domestic equities, securities, entities, assets, land or interests.

“Form F-4” means the registration statement on Form F-4 of the Company with respect to the registration of the Company Common Shares to be issued in connection with the Transactions.

“Forward Purchase Agreement” means the forward purchase agreement, dated as of July 31, 2020, between FTAC and Cannae Holdings, Inc.

“Founder” means Trasimene Capital FT, LP II.

“Founder FTAC Warrants” means the FTAC Warrants held by the Founder.

“Founder LLC Contribution” has the meaning specified in the Recitals hereto.

“FP Investor” has the meaning specified in the Recitals hereto.

“FP Investor FTAC Warrants” means the FTAC Warrants to be acquired by the FP Investor.

“FSMA” means the Financial Services and Markets Act 2000 (as amended and supplemented from time to time).

“FTAC” has the meaning specified in the preamble hereto.

“FTAC Affiliate Agreement” has the meaning specified in Section 6.18(c).

“FTAC Benefit Plan” has the meaning specified in Section 6.11.

“FTAC Board Recommendation” has the meaning specified in the Recitals hereto.

“FTAC Charter” has the meaning specified in the Recitals hereto.

“FTAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of FTAC.

“FTAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of FTAC.

“FTAC Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of FTAC to be authorized pursuant to the FTAC Charter.

“FTAC Closing Statement” has the meaning specified in Section 4.03(a).

“FTAC Common Stock” means FTAC Class A Common Stock and FTAC Class B Common Stock.

“FTAC Contribution” has the meaning specified in the Recitals hereto.

“FTAC Cure Period” has the meaning specified in Section 11.01(c).

“FTAC Financing” means the equity financing to be provided pursuant to the Forward Purchase Agreement.

“FTAC Organizational Documents” means the Certificate of Incorporation and FTAC’s bylaws, as amended and in effect on the date hereof.

“FTAC Preferred Stock” has the meaning specified in Section 6.13(a).

“FTAC Representations” means the representations and warranties of FTAC expressly and specifically set forth in Article VI of this Agreement, as qualified by the FTAC Schedules.

“FTAC Schedules” means the disclosure schedules of FTAC.

“FTAC Stockholder Approval” has the meaning specified in Section 6.02(b).

“FTAC Stockholder Matters” has the meaning specified in Section 9.03(a)(i).

“FTAC Stockholder Redemption” has the meaning specified in Section 9.03(a)(i).

“FTAC Stockholders” means the holders of shares of FTAC Common Stock.

“FTAC Transaction Expenses” has the meaning specified in Section 4.02(b).

“FTAC Warrant” means a warrant that entitles the holder to purchase one share of FTAC Class A Common Stock at a price of $11.50 per share.

“FTAC Warrant Recapitalization” has the meaning specified in the Recitals hereto.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Filing” has the meaning specified in Section 5.05.

“Governmental Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision, sovereign wealth fund, or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or department, agency, or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or department, agency, or instrumentality thereof, or for or on behalf of any public international organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar meaning) under applicable Environmental Laws in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“HMRC” means HM Revenue & Customs.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“I/C Loans” has the meaning specified in the Recitals hereto.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (c) obligations of such Person for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP or IFRS, as applicable, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligations of the type referred to in clauses (a)—(g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted by the European Union.

“Indemnitee Affiliate” has the meaning specified in Section 8.01(c).

“Intellectual Property” means all intellectual property rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (a) patents and patent applications, (b) trademarks, service marks and trade names, (c) copyrights, (d) internet domain names, and (e) trade secrets.

“Intended Tax Treatment” has the meaning specified in Section 9.05(b).

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of December 20, 2017, made between Paysafe Group Holdings II Limited (formerly Pi UK Holdco II Limited) as parent, Credit Suisse AG, London Branch as senior facility agent, Credit Suisse AG, London Branch as second lien facility agent, Credit Suisse AG, London Branch as security agent and the other Persons from time to time party thereto, as the same has been and may be further amended, restated, amended and restated, supplemented, replaced, refinanced, or otherwise modified from time to time in accordance with the terms thereof.

“Interim Financial Statements” has the meaning specified in Section 5.08(a).

“Interim Period” has the meaning specified in Section 7.01.

“IT Systems” means all computer systems, servers, networks, databases, network equipment, websites, computer hardware and equipment used to process, store, maintain and operate data, information, functions, and other information technology systems, including any Software and Data embedded or installed thereon, owned, licensed, leased or controlled by PGHL or any of its Subsidiaries.

“Law” means any statute, law, ordinance, rule, treaty, code, directive, regulation or Governmental Order, in each case, of any Governmental Authority.

“L/C Facility Agreement” means each of:

(a) that certain standby letter of credit and guarantee facility dated as of December 14, 2018, among Paysafe Group Holdings II Limited as the Parent and Deutsche Bank AG as the Bank and the other Persons from time to time party thereto, as the same has been and may be further amended, restated, amended and restated, supplemented, replaced, refinanced, or otherwise modified from time to time in accordance with the terms thereof;

(b) that certain standby letter of credit and guarantee facility dated as of March 18, 2019, among Paysafe Group Holdings II Limited as the Parent and Bank of Montreal, London Branch as the Bank and the other Persons from time to time party thereto, as the same has been and may be further amended, restated, amended and restated, supplemented, replaced, refinanced, or otherwise modified from time to time in accordance with the terms thereof;

(c) that certain standby letter of credit and guarantee facility dated as of October 4, 2019, among Paysafe Group Holdings II Limited as the Parent and Unicredit Bank AG, London Branch as the Bank and the other Persons from time to time party thereto, as the same has been and may be further amended, restated, amended and restated, supplemented, replaced, refinanced, or otherwise modified from time to time in accordance with the terms thereof; and

(d) that certain standby letter of credit and guarantee facility dated as of November 28, 2019, among Paysafe Group Holdings II Limited as the Parent and Royal Bank of Canada as the Bank and the other Persons from time to time party thereto, as the same has been and may be further amended, restated, amended and restated, supplemented, replaced, refinanced, or otherwise modified from time to time in accordance with the terms thereof.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries for which the Company or its Subsidiaries is required to make aggregate payments in excess of $1,000,000.

“Leases” has the meaning specified in Section 5.19.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind or nature whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise, and whether due or to become due, and regardless of when or by whom asserted.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“LLC Contribution” means, collectively, the Founder LLC Contribution and the Company LLC Contribution.

“LLC Interests” means the limited liability company interests in the LLC.

“Material Adverse Effect” means, with respect to PGHL, a material adverse effect on the results of operations or financial condition of PGHL and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the results of operations or financial condition of PGHL and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or IFRS or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which PGHL or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of FTAC (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, PGHL operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack or any internet or “cyber” attack or hacking, upon any Person or country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of PGHL and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse

Effect) and (i) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or PGHL or any of its Subsidiaries’ compliance therewith; provided that in the case of clauses (a), (b), (d), (f) and (g) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on PGHL and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 5.12(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Sub” has the meaning specified in the preamble hereto.

“Merger Sub Stockholder Approval” has the meaning specified in the Recitals hereto.

“Multiemployer Plan” has the meaning specified in Section 5.13(e).

“Non-Founder FTAC Warrant” means a FTAC Warrant, other than a Founder FTAC Warrant.

“NYSE” means the New York Stock Exchange.

“Omnibus Incentive Plan” has the meaning specified in Section 8.09.

“Omnibus Incentive Plan Proposal” has the meaning specified in Section 9.03(a)(i).

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the definition of open source (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, the Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by PGHL or any of its Subsidiaries.

“Party” has the meaning specified in the preamble hereto.

“Paysafe Contribution” has the meaning specified in the Recitals hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 5.11.

“Permitted Acquisition” means any acquisition of assets, equity interests or any business or other Person or division thereof by any PGHL Party set forth on Schedule 1.01 of the PGHL Schedules, permitted under Section 7.01, or consented to by FTAC pursuant to Section 7.01(f).

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP or IFRS, as applicable, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP or IFRS, as applicable, (d) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record, (ii) would be disclosed by a physical inspection of such real property, or (iii) do not materially interfere with the present uses of such real property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (f) Liens securing any Indebtedness of PGHL and its Subsidiaries (including Indebtedness incurred pursuant to any PGHL Financing Agreement) and (g) Liens described on Schedule 1.01(a) of the PGHL Schedules.

“Permitted Recapitalization” has the meaning specified in Section 2.01.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law and applicable privacy policies, information that identifies, relates to, describes, or is reasonably capable of being associated with, or could reasonably be linked (directly or indirectly) with a consumer or household, such as but not limited to a name, postal address, online identifier, Internet Protocol address, email address, account name, biometric information or identifiers, social security number, driver’s license number, account or credit card information, or similar identifiers.

“PGHL” has the meaning specified in the preamble hereto.

“PGHL Benefit Plan” has the meaning specified in Section 5.13(a).

“PGHL Closing Statement” has the meaning specified in Section 4.03(b).

“PGHL Common Shares” means the ordinary shares of $0.01 each of PGHL.

“PGHL Cure Period” has the meaning specified in Section 11.01(b).

“PGHL Employees” has the meaning specified in Section 5.13(a).

“PGHL Financing Agreements” means the First Lien Credit Agreement, the Second Lien Credit Agreement, the Intercreditor Agreement, any L/C Facility Agreement, and the PPPSL Credit Agreement and each other Permitted Financing Document (as defined in the Intercreditor Agreement).

“PGHL Parties” means PGHL, the Company, Merger Sub and the LLC.

“PGHL Representations” means the representations and warranties of the PGHL Parties, expressly and specifically set forth in Article V of this Agreement, as qualified by the PGHL Schedules. For the avoidance of doubt, the PGHL Representations are solely made by PGHL and, solely for the purposes of Section 5.03, Section 5.04 and Section 5.05, the Company, Merger Sub and the LLC.

“PGHL Schedules” means the disclosure schedules of PGHL and its Subsidiaries.

“PGHL Subsidiary Securities” has the meaning specified in Section 5.07.

“PGHL Transaction Expenses” has the meaning specified in Section 4.02(a).

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 6.15.

“PIPE Investment Proceeds” has the meaning specified in Section 2.02.

“PIPE Investor” means an investor party to a Subscription Agreement.

“Policies” has the meaning specified in Section 5.16.

“PPPSL Credit Agreement” means that certain credit agreement dated as of June 18, 2019, among Paysafe Payment Processing Solutions LLC as borrower, the financial institutions from time to time party thereto as lenders, Woodforest National Bank, as administrative agent, and the other Persons from time to time party thereto, as the same has been and may be further amended, restated, amended and restated, supplemented, replaced, refinanced, or otherwise modified from time to time in accordance with the terms thereof.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including but not limited to the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), Gramm-Leach-Bliley Act (GLBA), General Data Protection Regulation 2016/679/EU (GDPR), and any and all applicable Laws relating to breach notification or marketing in connection with Personal Information.

“Privileged Communications” has the meaning specified in Section 12.17.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form F-4, including (i) the proxy statement of FTAC to be used for the Special Meeting to approve the FTAC Stockholder Matters (which shall also provide the FTAC Stockholders with the opportunity to redeem their shares of FTAC Common Stock in conjunction with a stockholder vote on the Business Combination) and (ii) a prospectus with respect to the Company Common Shares to be offered and issued to the FTAC Stockholders and the effect of the Transactions on the FTAC Warrants, in all cases in accordance with and as required by the FTAC Organizational Documents, applicable Law, and the rules and regulations of the NYSE.

“Pubco Contribution” means, collectively, the PIPE Investment, the Paysafe Contribution, and the Merger.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Regulatory Consent Authorities” means the Governmental Authorities with jurisdiction over enforcement of any applicable Law, including the FCA and the CBI.

“Related Party Contract” has the meaning specified in Section 5.24.

“Relevant Entity” means the Company, Pi Jersey Holdco or any of their Subsidiaries.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders and consultants of such Person.

“Schedules” means the PGHL Schedules and the FTAC Schedules.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form F-4 effective and has confirmed that it has no further comments on the Proxy Statement / Prospectus.

“SEC Reports” has the meaning specified in Section 6.09(a).

“Second Lien Credit Agreement” means that certain Second Lien Facility Agreement dated as of December 20, 2017, among Paysafe Group Holdings II Limited (formerly Pi UK Holdco II Limited), Paysafe Group Holdings III Limited (formerly Pi UK Holdco III Limited), the Persons from time to time party thereto as Borrowers and as Guarantors (in each case, as defined therein), the financial institutions from time to time party thereto as lenders, Credit Suisse AG, London Branch, as agent and as security agent, and the other Persons from time to time party thereto, as the same has been and may be further amended, restated, amended and restated, supplemented, replaced, refinanced, or otherwise modified from time to time in accordance with the terms thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Related Person” has the meaning specified in Section 9.01(g).

“Shareholders Agreement” has the meaning specified in the Recitals hereto.

“Significant Subsidiary” means any direct or indirect Subsidiary of the Company which generated revenue in excess of $25,000,000 during the nine-month period ended September 30, 2020.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) user interfaces, report formats, firmware and development tools and (c) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of FTAC Common Stock to be held for the purpose of approving the FTAC Stockholder Matters.

“Specified Net Debt Amount” means $1,805,000,000.

“Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of the date hereof, by and among the Founder, FTAC, the Company and certain other parties thereto, as amended, restated, modified or supplemented from time to time.

“Sponsor Person” has the meaning specified in the Sponsor Agreement.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, imposts, levies, contributions, value added (including VAT), estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, together with any interest, penalty, surcharge, fine, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Officer’s Certificates” has the meaning specified in Section 9.05(e).

“Tax Return” means any return, report, statement, refund, claim, declaration, surrender, disclaimer, notice, consent, computations, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“TCGA 1992” means UK Taxation of Chargeable Gains Act 1992.

“Terminating FTAC Breach” has the meaning specified in Section 11.01(c).

“Terminating PGHL Breach” has the meaning specified in Section 11.01(b).

“Termination Date” has the meaning specified in Section 11.01(b).

“Total Company Shares” means the number of Company Common Shares (rounded up to the nearest whole share) equal to (i)(x) $9,000,000,000, minus (y) the Specified Net Debt Amount, divided by (ii) $10.00.

“Total PIPE Shares” means the number of Company Common Shares (rounded up to the nearest whole share) equal to (i) the PIPE Investment Proceeds, divided by (ii) $10.00.

“Transaction Agreements” means this Agreement, the Registration Rights Agreement, the Shareholders Agreement, the Sponsor Agreement, the Forward Purchase Agreement, the Subscription Agreements, the Company Charter, the Company Bylaws, the FTAC Charter, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means the aggregate amount of the PGHL Transaction Expenses and FTAC Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement, including the Merger, the Paysafe Contribution, the FTAC Contribution, the Founder LLC Contribution, the Company LLC Contribution and the Pre-Closing Recapitalization.

“Transfer Taxes” has the meaning specified in Section 9.05(a).

“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.07(a).

“Trust Agreement” has the meaning specified in Section 6.07(a).

“Trustee” has the meaning specified in Section 6.07(a).

“VAT” means any: (a) tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto); and (b) other tax of a similar nature (including, without limitation, sales tax, use tax, consumption tax and goods and services tax), whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or elsewhere.

“Warrant Agreement” means that certain Warrant Agreement, dated as of August 21, 2020, between FTAC and Continental Stock Transfer & Trust Company, a New York corporation.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of PGHL’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, actions taken in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) Unless context otherwise requires, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by PGHL in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge after reasonable inquiry of direct reports with operational responsibility for the fact or matter in question, in the case of PGHL, the persons set forth on Schedule 1.03(a) of the PGHL Schedules and, in the case of FTAC, the persons set forth on Schedule 1.03(b) of the FTAC Schedules.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding securities of the PGHL Parties (in each case, other than in connection with a Permitted Recapitalization) or shares of FTAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by FTAC with respect to its shares of FTAC Common Stock or rights to acquire FTAC Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of securities of the PGHL Parties or shares of FTAC Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Shares, the holders of PGHL Common Shares or the holders of FTAC Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit the PGHL Parties or FTAC and its subsidiaries to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

RECAPITALIZATION; MERGER; CONTRIBUTIONS

Section 2.01 Pre-Closing Recapitalization. At any time prior to the Closing Date, without breach of any representation, warranty, covenant or agreement of the PGHL Parties under this Agreement and notwithstanding anything to the contrary contained herein, the Company shall be permitted to adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect (including by merger) any change in respect of the then-outstanding Company Common Shares (including any such event that involves the creation of new classes of common shares of the Company, which may have varying voting rights on a per-share basis) as necessary or appropriate to facilitate the Transactions (a “Permitted Recapitalization”). Prior to the Closing Date, the Company will undergo a recapitalization whereby (i) the aggregate number of authorized Company Common Shares will be increased to the amount of Total Company Shares and (ii) such Company Common Shares will consist of common shares, par value $0.001 per share. Other than a Permitted Recapitalization and as permitted pursuant to Section 7.01, the Company shall not without the prior written consent of FTAC be permitted to adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect (including by merger) any change in respect of the then-outstanding Company Common Shares (including any such event that involves the creation of new classes of common shares of the Company, which may have varying voting rights on a per-share basis) at any time prior to the Closing Date.

Section 2.02 PIPE Investment.

(a) Three (3) Business Days prior to the date that the parties reasonably expect all conditions to the closing of the Transactions to be satisfied, each PIPE Investor shall pay and deliver to the Company an amount equal to the aggregate purchase price set forth in such investor’s Subscription Agreement, and, upon such payment and in exchange therefor, the Company hereby agrees to issue and sell to each such PIPE Investor the aggregate number of Company Common Shares set forth in such agreement. “PIPE Investment Proceeds” shall mean the aggregate amount funded and paid to the Company by the PIPE Investors pursuant to their Subscription Agreements, and, at and immediately after the Effective Time, the PIPE Investors shall, in the aggregate, hold such number of shares of Company Common Stock as is equal to the Total PIPE Shares.

(b) Prior to and in connection with the Closing, the FP Investor shall pay and deliver to FTAC an amount equal to the aggregate purchase price set forth in such investor’s Forward Purchase Agreement, in exchange for the number of shares of FTAC Class A Common Stock and the FP Investor FTAC Warrants set forth in such agreement.

Section 2.03 Paysafe Contribution. Prior to and in connection with the Closing, PGHL shall effect the Paysafe Contribution and shall transfer and contribute Pi Jersey Holdco to the Company in exchange for the right to receive the Closing Seller Share Consideration and the right to receive the Closing Cash Consideration.

Section 2.04 The Merger.

(a) Following the Paysafe Contribution, on the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit G attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and FTAC and specified in the Certificate of Merger, being the “Effective Time”).

(b) At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub and FTAC shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into FTAC, following which the separate corporate existence of Merger Sub shall cease and FTAC shall continue as the Surviving Corporation after the Merger and as a direct, wholly owned subsidiary of the Company.

Section 2.05 Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub set forth in this Agreement to be performed after the Effective Time.

Section 2.06 Governing Documents; Directors and Officers.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Foley Trasimene Acquisition Corp. II” At the Effective Time, the board of directors and officers of Merger Sub shall be the board of directors and officers of the Surviving Entity.

(b) The Company Charter shall continue in effect and the bye-laws of the Company shall be amended and restated to read the same as the Company Bylaws.

Section 2.07 I/C Loans; FTAC Contribution. At the Closing, FTAC shall make one or more loans and/or distributions to the Company, or a Subsidiary of the Company, out of the Available Cash Amount in exchange for, among other things, certain U.S. business operations of the Company. Following such FTAC Contribution, the Company shall pay PGHL the Closing Cash Consideration.

Section 2.08 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of FTAC, Merger Sub and the LLC, the applicable directors, officers, members and managers of FTAC, Merger Sub and the LLC (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

CONSIDERATION; EFFECTS OF THE TRANSACTIONS

Section 3.01 PGHL Consideration. The total consideration to be paid to PGHL at the Closing for the Paysafe Contribution shall equal the aggregate of (x) the Closing Cash Consideration and (y) the Closing Seller Share Consideration. At the Effective Time, the Company shall (a) pay, or cause to be paid, by wire transfer of same day funds to such account or accounts as PGHL shall designate in writing not less than two (2) Business Days prior to the Closing, the Closing Cash Consideration, and (b) issue and deliver to PGHL such number of Company Common Shares as is equal to the Closing Seller Shares.

Section 3.02 FTAC Consideration; Effects of the Transactions. On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of FTAC, the following shall occur:

(a) Subject to Section 3.02(e), each share of FTAC Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into, and the holders of FTAC Common Stock shall be entitled to receive for each share of FTAC Common Stock, one Company Common Share (collectively, the “FTAC Company Shares”). All such shares of FTAC Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of stock certificates representing such shares of FTAC Common Stock shall thereafter cease to have any rights with respect to such securities.

(b) Each issued and outstanding share of FTAC Class C Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of Class C Common Stock, par value $0.001 per share, of the Surviving Corporation.

(c) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of Class A Common Stock, par value $0.001 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of Class A common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Each Excluded Share, other than any shares of FTAC Class C Common Stock , shall be cancelled and no consideration shall be paid or payable with respect thereto.

Section 3.03 Non-Founder FTAC Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Non-Founder FTAC Warrants, each Non-Founder FTAC Warrant that is outstanding immediately prior to the Effective Time shall, pursuant to and in accordance with Section 4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Non-Founder FTAC Warrant shall no longer entitle the holder thereof to purchase the amount of share(s) of FTAC Common Stock set forth therein and in substitution thereof such Non-Founder FTAC Warrant shall entitle the holder thereof to acquire such number of Company Common Shares per Non-Founder FTAC Warrant, subject to adjustments as provided in Section 4 and the last sentence of Section 3.1 of the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement. The parties shall cause the Warrant Agreement to be amended or exchanged as of immediately prior to the Effective Time to the extent necessary to give effect to this Section 3.03, including adding the Company as a party thereto, with the effect that the Non-Founder FTAC Warrants outstanding immediately prior to the Effective Time will be exchanged for warrants to purchase Company Common Shares.

Section 3.04 Issuance of Company Common Shares. Unless otherwise determined by the board of directors of the Company following the Closing, or as required pursuant to any Subscription Agreement, all Company Common Shares shall be uncertificated, with record ownership reflected only in the register of shareholders of the Company.

Section 3.05 Fractional Shares. No fractional Company Common Shares shall be issued upon the surrender for exchange of the FTAC Common Stock or Non-Founder FTAC Warrants and the number of Company Common Shares to be issued to each holder in respect of the FTAC Common Stock or Non-Founder FTAC Warrants will be rounded down to the nearest whole share.

Section 3.06 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, FTAC, Merger Sub, the Company, the Surviving Corporation and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if the Company or any of its Affiliates, or any party acting on their behalf determines that any payment to PGHL hereunder is subject to deduction and/or withholding, then FTAC shall (i) provide notice to PGHL as soon as reasonably practicable after such determination and (ii) cooperate with PGHL to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

ARTICLE IV

CLOSING TRANSACTIONS; ADJUSTMENT TO MERGER CONSIDERATION

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as FTAC and PGHL may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02 Expense Amounts.

(a) No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, PGHL shall provide to FTAC a written report setting forth a list of the following fees and expenses incurred by or on behalf of PGHL (including its direct and indirect equityholders) in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to PGHL (including its direct and indirect equityholders), (ii) the fees and expenses of accountants and other advisers to PGHL set forth on Schedule 4.02(a)(i) of the PGHL Schedules, (iii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to PGHL, and (iv) any premiums, fees, disbursements or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of PGHL, in each case, incurred in connection with the Transactions (collectively, the “PGHL Transaction Expenses”).

(b) No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, FTAC shall provide to PGHL a written report setting forth a list of the following fees and expenses incurred by or on behalf of FTAC in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to FTAC (including its direct and indirect equityholders), (ii) the fees and expenses of accountants to

FTAC, (iii) the fees and expenses of the consultants and other advisors to FTAC set forth on Schedule 4.02(b)(i) of the FTAC Schedules, (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to FTAC, (v) the placement fee set forth on Schedule 4.02(b)(ii) of the FTAC Schedules, and (vi) any premiums, fees, disbursements or expenses incurred in connection with any rep and warranty insurance policy and any tail insurance policy for the directors’ and officers’ liability insurance of FTAC, in each case, incurred in connection with the Transactions (collectively, the “FTAC Transaction Expenses”).

Section 4.03 Closing Statements.

(a) At least two (2) Business Days prior to the Special Meeting and in any event not earlier than the time that holders of FTAC Class A Common Stock may no longer elect redemption in accordance with FTAC Stockholder Redemption, FTAC shall prepare and deliver to PGHL a statement (the “FTAC Closing Statement”) setting forth in good faith: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to FTAC Stockholder Redemption); (ii) the aggregate amount of all payments required to be made in connection with FTAC Stockholder Redemption; (iii) the aggregate cash proceeds from the FTAC Financing; (iv) the Available Cash Amount resulting therefrom; (v) the number of shares of FTAC Class A Common Stock to be outstanding as of the Closing after giving effect to FTAC Stockholder Redemption and confirmation that no FTAC Preferred Stock is outstanding; (vi) the PIPE Investment Proceeds received and to be received in connection with the Transaction prior to the Closing; and (vii) the number of shares of FTAC Class C Common Stock that may be issued in connection with the recapitalization by FTAC of the Founder FTAC Warrants, in each case, including reasonable supporting detail therefor. The FTAC Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the FTAC Closing Statement until the Closing, FTAC shall (x) provide the Company and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of FTAC and its Subsidiaries and to senior management personnel of FTAC and its Subsidiaries, in each case, to the extent reasonably requested by the Company or any of its Representatives in connection with their review of the FTAC Closing Statement, (y) cooperate with the Company and its Representatives in connection with their review of the FTAC Closing Statement and the components thereof and (z) consider in good faith any comments to the FTAC Closing Statement provided by the Company prior to the Closing Date.

(b) At least two (2) Business Days prior to the Closing, PGHL shall prepare and deliver to FTAC a statement (the “PGHL Closing Statement”) setting forth in good faith its calculation of the Company Net Debt Amount. The PGHL Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the PGHL Closing Statement until the Closing, PGHL shall (x) provide FTAC and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of PGHL and its Subsidiaries and to senior management personnel of PGHL and its Subsidiaries, in each case, to the extent reasonably requested by PGHL or any of its Representatives in connection with their review of the PGHL Closing Statement, (y) cooperate with the Company and its Representatives in connection with their review of the PGHL Closing Statement and the components thereof and (z) consider in good faith any comments to the PGHL Closing Statement provided by FTAC prior to the Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PGHL PARTIES

Except as set forth in the PGHL Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), PGHL and, solely for the purposes of Section 5.03, Section 5.04 and Section 5.05, each PGHL Party represents and warrants to FTAC as follows:

Section 5.01 Corporate Organization of PGHL. PGHL has been duly incorporated, is validly existing as a private limited company and is in good standing (or has the equivalent status under the laws of England and Wales) and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or to have such corporate power and authority would not constitute a Material Adverse Effect. The copies of the organizational documents of PGHL, as in effect on the date hereof, previously made available by PGHL to FTAC (i) are true, correct and complete and (ii) are in full force and effect. PGHL has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. PGHL is not in violation of any of the provisions of its organizational documents.

Section 5.02 Subsidiaries. The Significant Subsidiaries of PGHL as of the date of this Agreement are set forth on Schedule 5.02 of the PGHL Schedules. The Significant Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except where such failure to have such power and authority would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. Each Significant Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. Each PGHL Party (other than PGHL) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section 5.03 Due Authorization. Each PGHL Party has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors or equivalent governing body of the applicable PGHL Party and the Company has, by its execution and delivery hereof, delivered the Merger Sub Stockholder Approval, and no other corporate proceeding on the part of any PGHL Party is necessary to authorize this Agreement or such Transaction Agreements. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by each PGHL Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of each PGHL Party, enforceable against such PGHL Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which any PGHL Party is party by such PGHL Party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of, or result in the breach of or default under, the certificate of incorporation, bylaws or other organizational documents of any PGHL Party, (b) violate any provision of, or result in the breach of or default by any PGHL Party under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any Material Contract or Lease, (d) result in the creation of any Lien upon any of the properties, rights or assets of PGHL or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, (i) in the case of clause (b) above, for such violations, breaches or defaults that would not, individually or in the aggregate, be material to PGHL and its Subsidiaries, taken as a whole, and (ii) in the case of clauses (c), (d), (e) and (f) above, for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of FTAC contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority (collectively, “Governmental Filings”) is required on the part of any PGHL Party with respect to such PGHL Party’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Laws or applicable Foreign Investment Laws, (b) FCA Approval, (c) CBI Approval, (d) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to PGHL and its Subsidiaries, taken as a whole, and (e) as otherwise disclosed on Schedule 5.05 of the PGHL Schedules.

Section 5.06 Current Capitalization. Schedule 5.06 of the PGHL Schedules sets forth, as of the date hereof, the number and class of issued and outstanding shares of PGHL, the record and beneficial owners thereof and the number and class of shares held by each such record and beneficial owner. The outstanding shares of capital stock or other equity interests of PGHL have been duly authorized and validly issued and are fully paid and nonassessable.

Section 5.07 Capitalization of Subsidiaries. The outstanding shares of capital stock or other equity interests of each of PGHL’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding ownership interests in each Subsidiary of PGHL are owned by PGHL, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws and Liens securing obligations under any PGHL Financing Agreement) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. There are no outstanding (a) securities of PGHL or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of PGHL, (b) obligations, options, warrants or other rights, commitments or arrangements to acquire from PGHL or any of its Subsidiaries, or other obligations or commitments of PGHL or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of PGHL or (c) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of PGHL (the items in clauses (a)-(c), in addition to all ownership interests of PGHL’s Subsidiaries, being referred to collectively as the “PGHL Subsidiary Securities”). There are no (i) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of PGHL is a party or by which any Subsidiary of PGHL is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (ii) obligations or commitments of PGHL or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of PGHL Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the PGHL Subsidiary Securities, neither PGHL nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No shares of capital stock are held in treasury by any Subsidiary of PGHL.

Section 5.08 Financial Statements.

(a) Attached as Schedule 5.08 of the PGHL Schedules are true, accurate and complete copies of (a) the audited consolidated balance sheets of PGHL and its Subsidiaries as at December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the periods then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) the unaudited consolidated condensed balance sheet of PGHL and its Subsidiaries, as at September 30, 2020 and the related unaudited consolidated condensed statement of income for the nine-month period ended September 30, 2020 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements of PGHL and its Subsidiaries, together with related notes, have been prepared in accordance with IFRS on a consistent basis throughout the periods involved, except as disclosed therein, and present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of PGHL and its Subsidiaries, as applicable, as of the dates and for the periods indicated in such Financial Statements (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).

Section 5.09 Undisclosed Liabilities. As of the date of this Agreement, neither PGHL nor any of its Subsidiaries has any material Liability, debt or obligation required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for Liabilities and obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since September 30, 2020 in the ordinary course of business of PGHL and its Subsidiaries, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses, (d) disclosed in the PGHL Schedules, or (e) that would not be material to PGHL and its Subsidiaries, taken as a whole.

Section 5.10 Litigation and Proceedings. Except for Actions under any Tax Law (as to which certain representations and warranties are made pursuant to Section 5.15) and Actions under any Environmental Law (as to which certain representations and warranties are made pursuant to Section 5.21), as of the date of this Agreement, there are no pending or, to the knowledge of PGHL, threatened in writing Actions against PGHL or any of its Subsidiaries or any of their properties, rights or assets that constitutes a Material Adverse Effect. There is no Governmental Order imposed upon or, to the knowledge of PGHL, threatened in writing Actions against PGHL or any of its Subsidiaries or any of their properties, rights or assets that would, individually or in the aggregate, reasonably be expected to be material to PGHL and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon PGHL or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to PGHL and its Subsidiaries, taken as a whole.

Section 5.11 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not, and would not, individually or in the aggregate, be material to PGHL and its Subsidiaries, taken as a whole, PGHL and its Subsidiaries are, and since December 31, 2017 have been, in compliance with all applicable Laws and Governmental Orders. PGHL and its Subsidiaries hold, and since December 31, 2017 have held, all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business. From December 31, 2017, (a) neither PGHL nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (b) to the knowledge of PGHL, no assertion or Action of any violation of any Law, Governmental Order or Permit by PGHL or any of its Subsidiaries is currently threatened against PGHL or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each case of (a) and (b), except as would not, individually or in the aggregate, be material to PGHL and its Subsidiaries, taken as a whole. As of the date hereof, no investigation or review by any Governmental Authority with respect to PGHL or any of its Subsidiaries is pending or, to the knowledge of PGHL, threatened and no such investigations have been conducted by any Governmental Authority since December 31, 2017, in each case, other than those the outcome of which would not reasonably be expected to be, individually or in the aggregate, material to PGHL and its Subsidiaries, taken as a whole.

(b) PGHL and its Subsidiaries and, to the knowledge of PGHL, any Person acting for or on behalf of PGHL or its Subsidiaries currently comply in all material respects with and have, since December 31, 2017, complied in all material respects with, all applicable Anti-Corruption Laws or Anti-Money Laundering Laws. Since December 31, 2017, (i) there has been no action taken by PGHL, its Subsidiaries, nor, to the knowledge of PGHL, any of their officers, directors, managers, employees, consultants or agents, in each case, acting on behalf of PGHL or its Subsidiaries, in material violation of any applicable Anti-Corruption Law or Anti-Money Laundering Law, (ii) neither PGHL nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or Anti-Money Laundering Laws or subjected to any investigation by a Governmental Authority for a material violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (iii) neither PGHL nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Anti-Corruption Law or Anti-Money Laundering Law (other than with respect to the submission by PGHL or one of its Subsidiaries of fraudulent activity reports to a Governmental Authority in connection with alleged or potential violations of Anti-Corruption Law or Anti-Money Laundering Law by customers of PGHL or one of its Subsidiaries) and (iv) neither PGHL nor its Subsidiaries has received any written notice or citation, or to the knowledge of PGHL, any non-written notice, from a Governmental Authority for any actual or potential material noncompliance with any applicable Anti-Corruption Law or Anti-Money Laundering Law.

(c) None of PGHL, its Subsidiaries, nor, to the knowledge of PGHL, any of their respective officers, directors, managers, or employees, consultants or agents, (i) is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, (ii) since December 31, 2017, has knowingly engaged in any dealings or transactions with any person that, at the time of the dealing or transaction, is or was the subject or the target of broad territorial sanctions, including the Crimea region of Ukraine, Cuba, Iran, North Korea, or Syria, or (iii) has materially violated any Laws relating to economic sanctions since December 31, 2017.

Section 5.12 Contracts; No Defaults.

(a) Schedule 5.12(a) of the PGHL Schedules contains a true and complete listing of all Contracts (other than purchase orders) described in clauses (i) through (xiv) of this Section 5.12(a) to which, as of the date of this Agreement, PGHL or any of its Subsidiaries is a party (together with all material amendments, waivers or other changes thereto) other than PGHL Benefit Plans (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to FTAC.

(i) Each Contract that PGHL reasonably anticipates will involve aggregate payments or consideration furnished by or to PGHL or by or to any of its Subsidiaries of more than $5,000,000 in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii) Each PGHL Financing Agreement;

(iii) Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of PGHL or any of its Subsidiaries since December 31, 2017, in each case, involving payments in excess of $25,000,000;

(iv) Each lease, rental or occupancy agreement, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of $1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(v) Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of PGHL) that is material to the business of PGHL and its subsidiaries, taken as a whole;

(vi) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $5,000,000 in the aggregate;

(vii) Each Contract expressly prohibiting or restricting in any material respect the ability of PGHL or its Subsidiaries to engage in any business, to sell or distribute any products, to operate in any geographical area or to compete with any Person;

(viii) Each material license or other agreement with respect to any material item of Intellectual Property (excluding licenses granted to PGHL or its Subsidiaries for commercially available “off-the-shelf” software with annual aggregate fees of less than $1,000,000, or non-exclusive licenses granted to customers in the ordinary course of business);

(ix) Each employee collective bargaining Contract or other Contract with any labor union, works council, or labor organization or association;

(x) Each sales commission or brokerage Contract that involves annual payments in excess of $2,000,000 or is not cancellable on 30 calendar days’ notice without payment or penalty;

(xi) Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any Indebtedness or borrowing of money by or from PGHL or any of its Subsidiaries in excess of $10,000,000 (other than Contracts disclosed pursuant to Section 5.12(a)(ii));

(xii) Any Contract that is a currency or interest hedging arrangement;

(xiii) Any Contract under which PGHL or any of its Subsidiaries has agreed to purchase or sell goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis; and

(xiv) Any commitment to enter into agreement of the type described in clauses (i) through (xiii) of this Section 5.12(a).

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not, individually or in the aggregate, reasonably be expected to be material to PGHL and its Subsidiaries, taken as a whole, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of PGHL or one of its Subsidiaries party thereto and, to the knowledge of PGHL, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, material to PGHL and its Subsidiaries, taken as whole, (w) none of PGHL, any of its Subsidiaries or, to the knowledge of PGHL, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither PGHL nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of PGHL, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to PGHL or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of PGHL, threatened in writing to cancel or terminate its business with, PGHL or any of its Subsidiaries.

Section 5.13 PGHL Benefit Plans.

(a) Schedule 5.13(a) of the PGHL Schedules sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including Multiemployer Plans), and any material stock purchase, stock option, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (i) any current or former employee, officer, director or independent contractor of PGHL or its Subsidiaries (the “PGHL Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by PGHL or any of its Subsidiaries or (ii) PGHL or any of its Subsidiaries has any present or future liability (each, a “PGHL Benefit Plan”).

(b) With respect to each PGHL Benefit Plan, PGHL has delivered or made available to FTAC copies of (i) each PGHL Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such PGHL Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to such PGHL Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such PGHL Benefit Plan, and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any PGHL Benefit Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to PGHL and its Subsidiaries, taken as a whole, (i) each PGHL Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any PGHL Benefit Plan on or before the date hereof have been made and all obligations in respect of each PGHL Benefit Plan as of the date hereof have been accrued and reflected in PGHL’s financial statements to the extent required by IFRS. Each PGHL Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of PGHL, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to PGHL and its Subsidiaries, taken as a whole, neither PGHL nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of PGHL or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(e) Neither PGHL nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code. No PGHL Benefit Plan that is subject to the applicable Law of a jurisdiction outside the United States or that covers any employee, director, consultant or individual independent contractor residing or working outside the United States is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded Liabilities.

(f) Neither the execution and delivery of this Agreement by PGHL nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, vesting or creation of any rights of any director, officer or employee of PGHL or its Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness under any PGHL Benefit Plan or (ii) result in severance pay or any increase in severance pay upon any termination of employment of any PGHL Employee.

(g) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of PGHL or any Subsidiary of PGHL who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

Section 5.14 Labor Matters.

(a) As of the date of this Agreement, neither PGHL nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor organization. To the knowledge of PGHL, none of the PGHL Employees are represented by any labor organization or works council with respect to their employment with PGHL. To the knowledge of PGHL, as of the date of this Agreement, there are no activities or proceedings of any labor organization to organize any of the PGHL Employees and, as of the date of this Agreement, there is no, and since December 31, 2017 has been no, material labor dispute or strike, material slowdown, material concerted refusal to work overtime, or material work stoppage against PGHL, in each case, pending or threatened. Since December 31, 2017, neither PGHL nor any of its Subsidiaries has implemented any plant closings or employee layoffs that would implicate the federal Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”).

(b) Except as would not , individually or in the aggregate, reasonably be expected to be material to PGHL and its Subsidiaries, taken as a whole, each of PGHL and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since December 31, 2017, has not experienced any actual or, to the knowledge of PGHL, threatened arbitrations, grievances, material labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against PGHL or its Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to PGHL and its Subsidiaries, taken as a whole, PGHL and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) As of the date hereof, PGHL has no knowledge that any current direct report to the Chief Executive Officer of PGHL presently intends to terminate his or her employment.

Section 5.15 Taxes. Except as would not constitute a Material Adverse Effect:

(a) All material Tax Returns required by Law to be filed by PGHL or its Subsidiaries have been duly filed within the applicable time limits and those Tax Returns were, and remain, true, correct, and complete in all material respects, and are not (nor is anything in them) the subject of any dispute with any Governmental Authority.

(b) All material amounts of Taxes due and owing by PGHL and its Subsidiaries have been paid within applicable time limits other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP or IFRS, as applicable, and since the date of the most recent balance sheet included in the Interim Financial Statements neither PGHL nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c) Each of PGHL and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis and within applicable time limits, such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Neither PGHL nor any of its Subsidiaries is engaged in any material audit, assessment, visit, discovery, examinations, investigations, administrative proceeding or judicial proceeding with respect to Taxes. Neither PGHL nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of PGHL, no such claims have been communicated in writing. No written claim has been made by any Governmental Authority in a jurisdiction where PGHL or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of PGHL or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) During the two-year period ending on the date hereof, neither PGHL nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Neither PGHL nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) There are no Liens with respect to Taxes on any of the assets of PGHL or its Subsidiaries, other than Permitted Liens.

(h) Neither PGHL nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than PGHL or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) Neither PGHL nor any of its Subsidiaries is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person (other than PGHL or its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j) To the knowledge of PGHL, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Pubco Contribution and the LLC Contribution from qualifying for the Intended Tax Treatment.

(k) As of the Closing, neither PGHL nor any of its non-U.S. Subsidiaries is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(l) Each of PGHL and its Subsidiaries has complied in all material respects with all applicable transfer pricing rules described in Section 482 of the Code and the regulations thereunder, or any corresponding or similar provision of state, local or foreign Law.

(m) Neither PGHL nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) advance payments, prepaid or deferred amounts received on or prior to the Closing Date.

(n) Neither PGHL nor any of its Subsidiaries is a party to any agreement or contract relating to the sharing, allocation or indemnification of Taxes (for the avoidance of doubt, excluding customary commercial agreements entered into in the ordinary course of business the principal subject of which is not Taxes).

(o) Neither the Company nor Pi Jersey Holdco is or has been a “passive foreign investment company” within the meaning of Section 1297(a) of the Code nor expects to be a passive foreign investment company on or prior to the Closing Date.

(p) Neither PGHL nor any of its Subsidiaries or Affiliates has (A) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (B) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (C) deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, or (D) claimed the employee retention credit pursuant to Section 2301 of the CARES Act.

(q) Each of PGHL and its Subsidiaries is, and has always been resident only in its jurisdiction of incorporation for Tax purposes and is not and has not been, treated as having a permanent establishment, branch or taxable presence in any jurisdiction other than in its jurisdiction of incorporation.

(r) Neither PGHL nor any of its Subsidiaries has entered into any arrangement or transaction (or series of arrangements or transactions) prior to the date of this Agreement: (i) the main purpose, or one of the main purposes, of which was the avoidance of Taxation; or (ii) in respect of which disclosure was made, or is being made, under the UK Disclosure of Tax Avoidance Schemes regime or Council Directive 2018/822/EU amending Council Directive 2011/16/ER (including the International Tax Enforcement (Disclosable Arrangements) Regulations 2020), or under Schedule 11A of the UK Value Added Tax Act 1994 or any regulations made under that part or that schedule or any similar rules or regime in a jurisdiction outside the United Kingdom.

(s) Neither PGHL nor any of its Subsidiaries has committed an offence under Part 3 of the UK Criminal Finances Act 2017 or any similar laws in any other jurisdiction, and each of PGHL and its Subsidiaries has instituted and maintained procedures that are designed to prevent its employees, agents and services providers from causing any of them to commit an offence under any such law.

(t) There is no instrument (which, for the avoidance of doubt, does not include any instrument entered into in connection with any of the transactions contemplated by this Agreement or any agreement related thereto) to which PGHL or any of its Subsidiaries is a party and which is necessary to establish such entity’s rights or title to or interest in any asset, which is or could become liable to any stamp duty, stamp duty reserve tax or stamp duty land tax (or any similar duty or tax in a jurisdiction outside the United Kingdom) which has not been duly stamped (if required) or in respect of which the relevant duty or tax together with any related interest and penalties (as applicable) has not been paid.

(u) If required to be registered for VAT purposes, each of PGHL and its Subsidiaries is a registered and taxable person for VAT purposes and none of them are, or have been, a member of any group of companies for VAT purposes.

(v) The implementation of the transactions contemplated by this Agreement will not result in any degrouping or clawback Taxes arising to any Relevant Entity under United Kingdom Tax law other than under sections 780 and 785 CTA 2009 and section 179 TCGA 1992.

For purposes of this Section 5.15, any reference to PGHL or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into PGHL or any Subsidiary, as applicable. Other than Section 5.09, this Section 5.15 provides the sole and exclusive representations and warranties of PGHL in respect of Tax matters.

Section 5.16 Insurance. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to be material to PGHL and its Subsidiaries, taken as a whole, (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, PGHL or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither PGHL nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of PGHL or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.

Section 5.17 Permits. As of the date of this Agreement, each of PGHL and its Subsidiaries has all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except with respect to Permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21) and except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to PGHL and its Subsidiaries, taken as a whole. PGHL and its Subsidiaries have obtained all of the material Permits necessary under applicable Laws to permit PGHL and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of PGHL and its Subsidiaries as currently conducted. The operation of the business of PGHL and its Subsidiaries as currently conducted is not in material violation of, nor is PGHL or any of its Subsidiaries in material default or material violation under, any material Permit.

Section 5.18 Real Property.

(a) Neither PGHL nor any Subsidiary of PGHL owns any real property. Neither PGHL nor any Subsidiary of PGHL is party to any agreement or option to purchase any real property interest therein. Schedule 5.18 of the PGHL Schedules contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including, the address of each Leased Real Property. PGHL has made available to FTAC true, correct and complete copies of the material Contracts pursuant to which PGHL or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). Except as would not be material to PGHL and its Subsidiaries, taken as a whole, PGHL or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease and except as would not constitute a Material Adverse Effect, (i) such Lease is valid, binding and enforceable and in full force and effect against PGHL or one of its Subsidiaries and, to PGHL’s knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) neither PGHL nor one of its Subsidiaries has received or given any written notice of material default or material breach under any of the Leases; and (iii) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material default by PGHL or one of its Subsidiaries or, to PGHL’s knowledge, the other party thereto.

(b) Neither PGHL nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Neither PGHL nor any of its Subsidiaries is in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property, except as would not be material to PGHL and its Subsidiaries, taken as a whole. No construction or expansion is currently being performed or is planned for 2020 or 2021 at any of the Leased Real Properties that is expected to result in liability to PGHL or any of its Subsidiaries in excess of $2,000,000 in any such calendar year.

Section 5.19 Intellectual Property and IT Security. Except as would not, individually or in the aggregate, reasonably be expected to be material to PGHL and its Subsidiaries, taken as a whole:

(a) Schedule 5.19(a) of the PGHL Schedules lists (i) each item of Intellectual Property owned or purported to be owned by PGHL or any of its Subsidiaries as of the date of this Agreement and that is the subject of an application or registration with any Governmental Authority and (ii) each material unregistered trademark or service mark owned or purported to be owned by PGHL or any of its Subsidiaries. Each item of Intellectual Property required to be listed on Schedule 5.19(a)(i) of the PGHL Schedules (collectively, the “Scheduled Intellectual Property”) is subsisting and unexpired and, to the knowledge of PGHL, valid and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees with a final due date as of the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the material Scheduled Intellectual Property in full force and effect. PGHL or one of its Subsidiaries solely and exclusively owns all material Owned Intellectual Property, free and clear of all Liens (except Permitted Liens), and has a right to use all other material Intellectual Property used, practiced, or held for use or practice by PGHL or any of its Subsidiaries in the operation of the business of PGHL and its Subsidiaries as presently conducted (the “Licensed Intellectual Property”). The Owned Intellectual Property and the Licensed Intellectual Property (when used within the scope of the applicable license) constitute all of the Intellectual Property reasonably necessary and sufficient to enable PGHL and its Subsidiaries to conduct the business as currently conducted (provided that the foregoing and the first sentence of clause (d) below shall not be construed to be a representation as to the non-infringement of any third-party Intellectual Property).

(b) Except as stated on Schedule 5.19(b) of the PGHL Schedules, (i) the conduct and operation of the business of PGHL and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect, and have not, since December 31, 2017 infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person in any material respect (ii) to the knowledge of PGHL, no third party is infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property and (iii) to the knowledge of PGHL, as of the date of this Agreement, PGHL and its Subsidiaries have not received from any Person at any time after December 31, 2017 (or earlier, for material matters that are unresolved as of the date hereof), any written notice that PGHL or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect.

(c) (i) PGHL and its Subsidiaries take commercially reasonable actions and measures to protect and maintain (x) the ownership and, as applicable, confidentiality of their material proprietary Owned Intellectual Property (including, through written Contracts in favor of PGHL or one of its Subsidiaries with each of their respective former and current employees, consultants and independent contractors who have contributed to or developed material Owned Intellectual Property that have conveyed all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for PGHL or any of its Subsidiaries in the course of such Person’s employment or retention thereby, to the extent such Owned Intellectual Property would not vest initially in PGHL or one of its Subsidiaries by operation of law) and (y) the security, confidentiality (as applicable), continuous operation and integrity of their IT Systems and Software (and all data stored therein or transmitted thereby); (ii) no Open Source Software is or has been included, incorporated or embedded in, linked to or combined with any material Software proprietary to PGHL or its Subsidiaries (“Company Software”) that has been conveyed, distributed or made available to third parties, in each case, in a manner that requires, under the terms of the applicable license, that such Company Software be licensed, distributed, or otherwise made available to third parties (y) in source code form or (z) under terms that permit modification, or the creation of derivative works of such Company Software; and (iii) except for consultants and other independent contractors engaged by PGHL or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements, no other Person possesses (or has any right to access or have disclosed) any material proprietary source code owned by PGHL or its Subsidiaries.

(d) PGHL or one of its Subsidiaries owns or has a valid right to use all IT Systems used in connection with the business as currently conducted. PGHL and each of its Subsidiaries maintain reasonable back-up and disaster recovery and business continuity plans that are, in the reasonable determination of PGHL, in accordance with standard industry practice in all material respects. PGHL and each of its Subsidiaries take and have taken commercially reasonable steps to ensure that the IT Systems and Company Software are free from material viruses and other material malicious Software (including worms, Trojan horses, bugs, faults or other devices, errors, contaminants or material vulnerabilities which may be used to gain access to, alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause damage to or abuse such IT Systems or Software). To the knowledge of PGHL, the IT Systems and Company Software are free, in all material respects, of any such viruses and malicious Software.

Section 5.20 Data Privacy. PGHL and its Subsidiaries and, to the knowledge of PGHL, any Person acting for or on behalf of PGHL or its Subsidiaries currently comply in all material respects with and have, since December 31, 2017, complied in all material respects with, (i) all applicable Privacy Laws, (ii) all of PGHL and its Subsidiaries’ policies and notices regarding Personal Information, and (iii) all of PGHL and its Subsidiaries’ contractual obligations with respect to Personal Information. Since December 31, 2017, PGHL and its Subsidiaries have implemented and maintained any legally required policies, procedures and systems for receiving and responding to requests from individuals concerning their Personal Information, and have implemented and maintained reasonable and appropriate technical and organizational safeguards, consistent in all material respects with applicable Privacy Laws, to protect Personal Information in their possession or control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. PGHL and its Subsidiaries have taken any reasonable steps, including where necessary through contractual obligations, to ensure that any third party with access to Personal Information collected by or on behalf of PGHL or any of its Subsidiaries has implemented and maintained the same. To the knowledge of PGHL, any third party who has provided Personal Information to PGHL or any of its Subsidiaries has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent so required. To the knowledge of PGHL, there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of PGHL or any of its Subsidiaries or collected, used or processed by or on behalf of PGHL or any of its Subsidiaries, and PGHL and its Subsidiaries have not provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Information (except for individual complaints or requests under Privacy Laws in the ordinary course of business and/or as has been resolved without material liability to PGHL). PGHL and its Subsidiaries have not received any written notice of any claims, investigations or inquiries related to the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information (except as has been resolved without material liability to PGHL).

Section 5.21 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to PGHL and its Subsidiaries, taken as a whole:

(a) PGHL and its Subsidiaries are, and since December 31, 2017 have been, in compliance with all Environmental Laws;

(b) PGHL and its Subsidiaries hold all material Permits required under Environmental Laws to permit PGHL and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of PGHL and its Subsidiaries as currently conducted; and

(c) there are no written claims or notices of violation pending against or, to the knowledge of PGHL, threatened against PGHL or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, and, to the knowledge of PGHL, there is no reasonable basis for any such claims or notices.

Other than Section 5.09, 5.12 and 5.16, this Section 5.21 provides the sole and exclusive representations and warranties of PGHL in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 5.22 Absence of Changes.

(a) Since December 31, 2019, no Material Adverse Effect has occurred.

(b) Since December 31, 2019, except (i) as set forth on Schedule 5.22(b) of the PGHL Schedules, (ii) for any COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the date of this Agreement, PGHL and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

(c) Since September 30, 2020, except (i) as set forth on Schedule 5.22(c) of the PGHL Schedules, (ii) for any actions taken in response to COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, neither PGHL nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of FTAC pursuant to Section 7.01.

Section 5.23 Brokers’ Fees. Except for fees described on Schedule 5.23 of the PGHL Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by PGHL, any of its Subsidiaries or any of their Affiliates.

Section 5.24 Related Party Transactions. Except for the Contracts set forth on Schedule 5.24 of the PGHL Schedules, as of the date hereof, there are no Contracts between PGHL or any of its Subsidiaries, on the one hand, and any Affiliate (including Blackstone and CVC), officer or director of PGHL or, to PGHL’s knowledge, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b), and therefore expressly included in the definition of “Related Party Contracts,” any loans made by PGHL or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements) and (c) amounts paid pursuant to PGHL Benefit Plans (the “Related Party Contracts”).

Section 5.25 Proxy Statement. None of the information relating to PGHL or its Subsidiaries supplied or to be supplied by PGHL, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to FTAC’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF FTAC

Except as set forth in the FTAC Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by FTAC prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (Litigation and Proceedings); Section 6.07 (Financial Ability; Trust Account); Section 6.12 (Tax Matters); and Section 6.13 (Capitalization)), FTAC represents and warrants to each of the PGHL Parties as follows:

Section 6.01 Corporate Organization. FTAC is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of FTAC previously delivered by FTAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. FTAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents. FTAC is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of FTAC to enter into this Agreement or consummate the transactions contemplated hereby.

Section 6.02 Due Authorization.

(a) FTAC has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the FTAC Stockholder Matters by FTAC Stockholders, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of FTAC and, except for approval of FTAC Stockholder Matters by FTAC Stockholders, no other corporate or equivalent proceeding on the part of FTAC is necessary to authorize this Agreement or such Transaction Agreements or FTAC’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which FTAC will be party, duly and validly executed and delivered by FTAC and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which FTAC will be party, will constitute a legal, valid and binding obligation of FTAC, enforceable against FTAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of FTAC’s capital stock necessary in connection with the entry into this Agreement by FTAC, the consummation of the transactions contemplated hereby, including the Closing and the approval of the FTAC Stockholder Matters are as set forth on Schedule 6.02(b) of the FTAC Schedules. Each FTAC Stockholder is entitled to vote at the Special Meeting and is entitled to one vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation applicable to FTAC is applicable to any of the Transactions.

(c) At a meeting duly called and held, the board of directors of FTAC has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of FTAC’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) made the FTAC Board Recommendation.

Section 6.03 No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which FTAC is a party by FTAC and, upon receipt of approval of the FTAC Stockholder Matters by the FTAC Stockholders, the consummation of the transactions contemplated hereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the FTAC Organizational Documents or any organizational documents of any Subsidiaries of FTAC, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to FTAC, any Subsidiaries of FTAC or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which FTAC or any Subsidiaries of FTAC is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of FTAC or any Subsidiaries of FTAC, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of FTAC to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of FTAC is a party, as applicable.

Section 6.04 Litigation and Proceedings. There are no pending or, to the knowledge of FTAC, threatened, Actions and, to the knowledge of FTAC, there are no pending or threatened investigations, in each case, against FTAC, or otherwise affecting FTAC or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of FTAC to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of FTAC is a party, as applicable. There is no unsatisfied judgment or any open injunction binding upon FTAC which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of FTAC to enter into and perform its obligations under this Agreement or any Transaction Agreement to which FTAC is a party, as applicable.

Section 6.05 Governmental Authorities; Consents. No Governmental Filing is required on the part of FTAC with respect to the execution or delivery of this Agreement by FTAC or any Transaction Agreement to which FTAC is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for (i) applicable requirements of the HSR Act and any other applicable Antitrust Laws or applicable Foreign Investment Laws, (ii) FCA Approval, (iii) CBI Approval, (iv) Securities Laws and (v) the NYSE.

Section 6.06 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not, and would not be material to FTAC or would reasonably be expected to prevent or materially delay or materially impair the ability of FTAC to consummate the Transactions, FTAC is, and since its formation has been, in compliance with all applicable Laws and Governmental Orders. FTAC holds, and since its formation has held, all Permits necessary for the lawful conduct of the business, except where the failure to so hold has not been, and would not reasonably be expected to be, individually on in the aggregate, material to FTAC. Since its formation, (i) FTAC has not received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (ii) to the knowledge of FTAC, no assertion or Action of any violation of any Law, Governmental Order or Permit by FTAC is currently threatened against FTAC, in each case of (i) and (ii), except as would not be material to FTAC. As of the date hereof, no investigation or review by any Governmental Authority with respect to FTAC is pending or, to the knowledge of FTAC, threatened and no such investigations have been conducted by any Governmental Authority since its formation, in each case, other than those the outcome of which would not reasonably be expected to be, material to FTAC.

(b) Since its formation, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, have a material adverse effect on the ability of FTAC to enter into and perform its obligations under this Agreement or any Transaction Agreement to which FTAC is a party, as applicable, (i) there has been no action taken by FTAC, or, to the knowledge of FTAC, any officer, director, manager, employee, agent or representative of FTAC, in each case, acting on behalf of FTAC, in violation of any applicable Anti-Corruption Law, (ii) FTAC has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) FTAC has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) FTAC has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

Section 6.07 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $1,467,370,133 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated August 21, 2020, by and between FTAC and the Trustee on file with the SEC Reports of FTAC as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, FTAC Organizational Documents and FTAC’s final prospectus dated August 18, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. FTAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since August 18, 2020, FTAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the

Trust Agreement). As of the Effective Time, the obligations of FTAC to dissolve or liquidate pursuant to the FTAC Organizational Documents shall terminate, and, as of the Effective Time, FTAC shall have no obligation whatsoever pursuant to the FTAC Organizational Documents to dissolve and liquidate the assets of FTAC by reason of the consummation of the transactions contemplated hereby. To FTAC’s knowledge, as of the date hereof, following the Effective Time, no stockholder of FTAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of FTAC Class A Common Stock for redemption pursuant to the FTAC Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of FTAC and, to the knowledge of FTAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of FTAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of FTAC who shall have elected to redeem their shares of FTAC Class A Common Stock pursuant to the FTAC Stockholder Redemption or the underwriters of FTAC’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of PGHL, the Company and Merger Sub contained herein and the compliance by PGHL, the Company and Merger Sub with their respective obligations hereunder, FTAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to FTAC on the Closing Date.

(c) As of the date hereof, FTAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 6.08 Brokers’ Fees. Except for fees described on Schedule 6.08 of the FTAC Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by FTAC or any of its Affiliates, including the Founder.

Section 6.09 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) FTAC has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since August 18, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of FTAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. FTAC has not had any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) FTAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to FTAC is made known to FTAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To FTAC’s knowledge, such disclosure controls and procedures are effective in timely alerting FTAC’s principal executive officer and principal financial officer to material information required to be included in FTAC’s periodic reports required under the Exchange Act.

(c) FTAC has established and maintained a system of internal controls. To FTAC’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of FTAC’s financial reporting and the preparation of FTAC’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by FTAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of FTAC. FTAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither FTAC (including any employee thereof) nor FTAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by FTAC, (ii) any fraud, whether or not material, that involves FTAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by FTAC or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of FTAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of FTAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.10 Business Activities.

(a) Since its incorporation, FTAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the FTAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon FTAC or to which FTAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of FTAC or any acquisition of property by FTAC or the conduct of business by FTAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of FTAC to enter into and perform its obligations under this Agreement.

(b) FTAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither FTAC nor any of its Subsidiaries has any interests, rights, obligations or Liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) There is no liability, debt or obligation against FTAC or its Subsidiaries, except for Liabilities and obligations (i) reflected or reserved for on FTAC’s consolidated balance sheet for the period from July 15, 2020 (FTAC’s inception) through September 30, 2020 or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to FTAC and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of FTAC’s consolidated balance sheet for the for the period from July 15, 2020 through September 30, 2020 in the ordinary course of the operation of business of FTAC and its Subsidiaries (other than any such Liabilities as are not and would not be, in the aggregate, material to FTAC and its Subsidiaries, taken as a whole), (iii) disclosed in the Schedules or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(d) Except for this Agreement and the agreements expressly contemplated hereby or as set forth on Schedule 6.10(d) of the FTAC Schedules, FTAC is, and at no time has been, party to any Contract with any other Person that would require payments by FTAC in excess of $10,000 monthly, $500,000 in the aggregate with respect to any individual Contract or more than $1,000,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.02) and Contracts set forth on Schedule 6.10(d) of the FTAC Schedules.

Section 6.11 Employee Benefit Plans. Except as may be contemplated by the Omnibus Incentive Plan Proposal, neither FTAC nor any of its Subsidiaries maintains, contributes to, or could reasonably be expected to have any obligation or liability (contingent or otherwise) under any “employee benefit plan” as defined in Section 3(3) of ERISA (including Multiemployer Plans), or any stock purchase, stock option, severance, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written (each an “FTAC Benefit Plan”) and neither the execution and delivery of this Agreement by FTAC nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration or creation of any rights of any current or former employee, officer, director or consultant of FTAC or its Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness or (ii) result in severance pay or any increase in severance pay upon any termination of employment of any current or former employee, officer, director or consultant of FTAC or its Subsidiaries. No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of FTAC or any Subsidiary of FTAC who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

Section 6.12 Tax Matters.

(a) All material Tax Returns required by Law to be filed by FTAC have been duly filed within the applicable time limits and those Tax Returns were, and remain, true, correct, and complete in all material respects and are not (nor is anything in them) the subject of any dispute with any Governmental Authority.

(b) All material amounts of Taxes due and owing by FTAC have been paid within applicable time limits, and since the date of FTAC’s consolidated balance sheet for the three months ended September 30, 2020, FTAC has not incurred any material Tax liability outside the ordinary course of business.

(c) FTAC has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, and within applicable time limits, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) FTAC has not engaged in any material audit, assessment, visit, discovery, examinations, investigations, administrative proceeding or judicial proceeding with respect to Taxes. FTAC has not received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of FTAC, no such claims have been communicated in writing. No written claim has been made, and to the knowledge of FTAC, no oral claim has been made, by any Governmental Authority in a jurisdiction where FTAC does not file a Tax Return that FTAC is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of FTAC and no written request for any such waiver or extension is currently pending.

(e) During the two-year period ending on the date hereof, neither FTAC nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) FTAC has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) There are no Liens with respect to Taxes on any of the assets of FTAC, other than Permitted Liens.

(h) FTAC does not have material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) FTAC is not a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j) To the knowledge of FTAC, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Pubco Contribution and the LLC Contribution from qualifying for the Intended Tax Treatment.

Section 6.13 Capitalization.

(a) The authorized capital stock of FTAC consists of 881,000,000 shares of capital stock, including (i) 800,000,000 shares of FTAC Class A Common Stock, (ii) 80,000,000 shares of FTAC Class B Common Stock and (iii) 1,000,000 shares of preferred stock (“FTAC Preferred Stock”), of which (A) 146,703,345 shares of FTAC Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 36,675,836 shares of FTAC Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of FTAC Preferred Stock are issued and outstanding as of the date of this Agreement. As of immediately prior to and at the Closing, the aggregate number of shares of FTAC Class B Common Stock and shares of FTAC Class A Common Stock held by the Founder shall equal 28,687,959 shares of FTAC Common Stock. FTAC has issued (x) 20,893,780 Founder FTAC Warrants that entitle the Founder to purchase FTAC Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement and (y) 48,901,115 Non-Founder FTAC Warrants that entitle the holder to purchase FTAC Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding shares of FTAC Common Stock and FTAC Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain FTAC Common Stock held by the Founder. Except for this Agreement, the Forward Purchase Agreement, the FTAC Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of FTAC Common Stock or the equity interests of FTAC, or any other Contracts to which FTAC is a party or by which FTAC is bound obligating FTAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, FTAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in FTAC. Except as disclosed in the SEC Reports, the FTAC Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of FTAC to repurchase, redeem or otherwise acquire any securities or equity interests of FTAC. There are no outstanding bonds, debentures, notes or other indebtedness of FTAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which FTAC’s stockholders may vote. Except as disclosed in the SEC Reports, FTAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to FTAC Common Stock or any other equity interests of FTAC. FTAC does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(b) No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of FTAC representing 35% or more of the combined voting power of the issued and outstanding securities of FTAC.

Section 6.14 NYSE Stock Market Listing. The issued and outstanding units of FTAC, each such unit comprised of one share of FTAC Class A Common Stock and one-third of one FTAC Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “BFT.U”. The issued and outstanding shares of FTAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “BFT”. The issued and outstanding FTAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “BFT.WS”. FTAC is in compliance with the rules of the NYSE and there is no Action pending or, to the knowledge of FTAC, threatened against FTAC by the NYSE or the SEC with respect to any intention by such entity to deregister the FTAC Class A Common Stock or FTAC Warrants or terminate the listing of FTAC Class A Common Stock or FTAC Warrants on the NYSE. None of FTAC or its Affiliates has taken any action in an attempt to terminate the registration of the FTAC Class A Common Stock or FTAC Warrants under the Exchange Act except as contemplated by this Agreement. FTAC has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the FTAC Class A Common Stock from the NYSE or the SEC.

Section 6.15 PIPE Investment.

(a) FTAC has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by FTAC with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing solely for purposes of consummating the Transactions in the aggregate amount of $2,000,000,000 (the “PIPE Investment Amount”). To the knowledge of FTAC, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any respect, and no withdrawal, termination, amendment or modification is contemplated by FTAC. Each Subscription Agreement is a legal, valid and binding obligation of FTAC and, to the knowledge of FTAC, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. The Subscription Agreements provide that the Company is a party thereto and is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between FTAC and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of such PIPE Investors to contribute to the Company the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investor, and, as of the date hereof, FTAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to FTAC, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of FTAC under any material term or condition of any Subscription Agreement and, as of the date hereof, FTAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Company the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b) No fees, consideration or other discounts are payable or have been agreed by FTAC or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 6.16 Sponsor Agreement. FTAC has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any respect, and no withdrawal, termination, amendment or modification is contemplated by FTAC. The Sponsor Agreement is a legal, valid and binding obligation of FTAC and, to the knowledge of FTAC, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of FTAC under any material term or condition of the Sponsor Agreement.

Section 6.17 Forward Purchase Agreement. FTAC has made available to PGHL a true, correct and complete copy of the Forward Purchase Agreement. The Forward Purchase Agreement is in full force and effect and is legal, valid and binding upon FTAC and, to the knowledge of FTAC, enforceable in accordance with its terms. The Forward Purchase Agreement has not been withdrawn, terminated, amended, modified or waived since the date of execution and prior to the execution of this Agreement, and as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Forward Purchase Agreement have not been withdrawn, terminated or rescinded by the FP Investor in any respect. FTAC has fully paid any and all commitment fees or other fees required in connection with the Forward Purchase Agreement that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Forward Purchase Agreement. FTAC has, and to the knowledge of FTAC, each other party to the Forward Purchase Agreement has, complied with all of its obligations under the Forward Purchase Agreement. There are no conditions precedent or, to the knowledge of FTAC, other contingencies related to the FTAC Financing to be provided pursuant to the Forward Purchase Agreement, other than as expressly set forth in the Forward Purchase Agreement. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (a) constitute a default or breach on the part of FTAC or, to the knowledge of FTAC, (b) assuming the conditions set forth in Section 9.02 and Section 9.03 will be satisfied, constitute a failure to satisfy, or caused to be satisfied, a condition on the part of FTAC, or (c) assuming the conditions set forth in Section 9.02 and Section 9.03 will be satisfied, to the knowledge of FTAC, result in any portion of the amounts to be paid by the FP Investor in accordance with the Forward Purchase Agreement being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 9.02 and Section 9.03 will be satisfied, FTAC has no reason to believe that any of the conditions to the consummation of the purchases under the Forward Purchase Agreement will not be satisfied, and, as of the date hereof, FTAC is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

Section 6.18 Contracts; No Defaults; Affiliate Agreements.

(a) All Contracts material to FTAC to which, as of the date of this Agreement, FTAC is a party or by which any of its assets are bound are set forth on Schedule 6.18 of the FTAC Schedules and have been previously made available to PGHL by FTAC.

(b) Except for any material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any material Contract of the type described in Section 6.18(a), (i) such material Contracts are in full force and effect and represent the legal, valid and binding obligations of FTAC and, to the knowledge of FTAC, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of FTAC, are enforceable by FTAC to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). FTAC has not received written notice that it is in material default under any material Contract of the type described in Section 6.18(a) to which it is a party in the one year immediately preceding the date of this Agreement which notice of default is still outstanding at the date of this Agreement. No party with whom FTAC has entered into a material Contract of the type described in Section 6.18(a) has, in the one year immediately preceding the date of this Agreement, given written notice of its intention to terminate, repudiate or disclaim all or a substantial part of such material Contract of the type described in Section 6.18(a).

(c) Except as set forth in Schedule 6.18(c) of the FTAC Schedules, and other than the private placement of securities in connection with FTAC’s initial public offering, FTAC is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former equityholder, executive officer or director of FTAC, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “FTAC Affiliate Agreement”). FTAC has made available to the Company true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available with respect to any FTAC Affiliate Agreement.

Section 6.19 Title to Property. FTAC does not (a) own or lease any real or personal property or (b) is not a party to any agreement or option to purchase any real property or other material interest therein. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, FTAC owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by FTAC in the operation of its business and which are material to FTAC, in each case, free and clear of any Liens (other than Permitted Liens).

Section 6.20 Investment Company Act. FTAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.21 Interest in Competitors. FTAC does not own any interest in any entity or Person that derives revenues from any lines of products, services or business within any of PGHL’s or any of its Subsidiaries’ lines of products, services or business.

Section 6.22 FTAC Stockholders. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state currently has a substantial interest (as defined in 31 C.F.R. Part 800.244) in FTAC and no such foreign person will have a substantial interest in PGHL as a result of the Merger such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over PGHL post-Closing.

ARTICLE VII

COVENANTS OF PGHL AND ITS SUBSIDIARIES

Section 7.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), PGHL shall, and shall cause its Subsidiaries to, except as contemplated or permitted by this Agreement or the other Transaction Agreements, set forth on Schedule 7.01 of the PGHL Schedules or consented to by FTAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (a) use its commercially reasonable efforts to operate its business in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 shall be deemed to be in the ordinary course of business) and (b) use its commercially reasonable efforts to continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses and establish reserves for uncollectible accounts in accordance with past custom and practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken, that relates to, or arises out of, any COVID-19 shall be deemed to be in the ordinary course of business). Notwithstanding anything to the contrary contained herein, nothing herein shall prevent PGHL or any of its Subsidiaries from taking or failing to take any action in response to COVID-19 or any COVID-19 Measures, including the establishment of any policy, procedure or protocol, and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for FTAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided, that, to the extent practicable, prior to taking any such material actions PGHL shall use good faith efforts to provide written notice to FTAC and consult with FTAC on such actions or, if not practicable, shall provide written notice reasonably promptly thereafter. Without limiting the generality of the foregoing, except as contemplated or permitted by this Agreement or the other Transaction Agreements, as set forth on Schedule 7.01 of the PGHL Schedules, as consented to by FTAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, PGHL shall not, and PGHL shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents of PGHL, except as otherwise required by Law;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of Pi Jersey Holdco to Pi Jersey Holdco or any other wholly owned Subsidiaries of Pi Jersey Holdco;

(c) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of PGHL or any of its Subsidiaries or (ii) issue or grant any options, warrants, restricted stock units, performance stock units or other rights to purchase or obtain any shares of capital stock or any other equity, equity-based or voting securities of PGHL or any of its Subsidiaries;

(d) sell, assign, transfer, convey, lease, license or abandon, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties of PGHL and its Subsidiaries, taken as a whole, other than granting non-exclusive licenses to customers, the sale or license of Software, goods and services to customers, or the sale or other disposition of IT Systems deemed by PGHL in its reasonable business judgment to be obsolete or no longer be material to the business of PGHL and its Subsidiaries, in each such case, in the ordinary course of business;

(e) (i) cancel or compromise any claim or Indebtedness owed to PGHL or any of its Subsidiaries, or (ii) settle any pending or threatened Action, (A) if such settlement would require payment by PGHL in an amount greater than $10,000,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;

(f) directly or indirectly acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof other than (i) any such acquisitions that, individually or in the aggregate, do not exceed $50,000,000 and (ii) any residual purchase obligations with respect to credit card portfolios; provided, that any such other acquisitions that are not otherwise permitted by clause (i) or (ii) shall be deemed approved and permitted if the Founder has been provided with three (3) Business Days’ notice thereof and has not responded;

(g) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to PGHL Employees for expenses, (B) prepayments and deposits paid to suppliers of PGHL or any of its Subsidiaries in the ordinary course of business and (C) trade credit extended to customers of PGHL or any of its Subsidiaries in the ordinary course of business;

(h) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of PGHL or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries;

(i) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of PGHL;

(j) enter into, renew or amend in any material respect, any transaction or Contract relating to PGHL Transaction Expenses if such entry, renewal or amendment would result in additional PGHL Transaction Expenses that, individually or in the aggregate, exceed $5,000,000;

(k) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, Liabilities or results of operations of PGHL and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(l) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of PGHL (other than the transactions contemplated by this Agreement);

(m) make, revoke or change any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(n) change its residence for any Tax purposes;

(o) directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness (other than (i) Indebtedness under the any PGHL Financing Agreement or capital leases entered into in the ordinary course of business or (ii) Indebtedness that is repaid at Closing);

(p) except as otherwise required by Law, the terms of any existing PGHL Benefit Plan set forth on Schedule 5.13(a) of the PGHL Schedules as in effect on the date hereof or the terms of any Contract with the Company or any of its Affiliates, (i) establish, adopt, enter into or amend any PGHL Benefit Plan providing for severance or termination benefits or payments or make any grant of severance or termination benefits or payments to any person other than in the ordinary course of business with respect to PGHL Employees with an annual base salary equal to or less than $250,000 (“Non-Management Employees”), (ii) make any grant of any cash retention payment to any Person, except in connection with the hiring (to the extent permitted by clause (iii) of this paragraph) of any employee or promotion of a PGHL Employee, (iii) except in the ordinary course of business, hire, or terminate the employment (other than for cause) of, any PGHL Employee who is not a Non-Management Employee or (iv) except in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any PGHL Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a PGHL Benefit Plan if it were in existence as of the date of this Agreement (except to the extent permitted to be established, adopted, entered into or amended in accordance with Section 7.01(p)(i));

(q) voluntarily fail to maintain in full force and effect material insurance policies covering PGHL and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(r) enter into any transaction with any Person that, to the knowledge of PGHL, is an Affiliate of PGHL, Blackstone or CVC (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are PGHL Employees);

(s) enter into any agreement that materially restricts the ability of PGHL or its Subsidiaries to engage or compete in any material line of business or in any geographic territory or enter into a new material line of business; or

(t) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01.

Section 7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to PGHL or any of its Subsidiaries by third parties that may be in PGHL’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of PGHL or its Subsidiaries or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of PGHL would result in the loss of attorney-client privilege or other privilege from disclosure, PGHL shall, and shall cause its Subsidiaries to, afford to FTAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of PGHL and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of PGHL and its Subsidiaries, in each case, as FTAC and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that FTAC shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by FTAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03 No Claim Against the Trust Account. The Company acknowledges that it has read FTAC’s final prospectus, dated August 18, 2020 and other SEC Reports, FTAC Organizational Documents, and the Trust Agreement and understands that FTAC has established the Trust Account described therein for the benefit of FTAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by August 21, 2022 or such later date as approved by the stockholders of FTAC to complete a Business Combination, FTAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by FTAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided, that nothing herein shall serve to limit or prohibit the Company’s, PGHL’s or the equityholders’ of PGHL right to pursue a claim against FTAC or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.03 shall survive the termination of this Agreement for any reason.

Section 7.04 Proxy Solicitation; Other Actions.

(a) PGHL agrees to provide the following in connection with our initial filing of the Proxy Statement/Prospectus with the SEC (i) audited financial statements, including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows, of Pi Jersey Holdco and its Subsidiaries as at and for the years ended December 31, 2019 and December 31, 2018, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB, and (ii) unaudited financial statements, including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows, of Pi Jersey Holdco and its Subsidiaries as at and for the nine-months ended September 30, 2019 and September 30, 2020, in each case, prepared in accordance with GAAP and Regulation S-X. PGHL shall be available to, and PGHL and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, FTAC and its counsel in connection with (i) the drafting of the Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, PGHL shall reasonably cooperate with FTAC in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement/Prospectus is mailed to FTAC’s stockholders, PGHL will give FTAC prompt written notice of any action taken or not taken by PGHL or its Subsidiaries or of any development regarding PGHL or its Subsidiaries, in any such case which is known by PGHL, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, FTAC and PGHL shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus, such that the Proxy Statement/Prospectus no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by FTAC pursuant to this Section 7.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the PGHL Schedules.

ARTICLE VIII

COVENANTS OF FTAC

Section 8.01 Indemnification and Insurance.

(a) From and after the Effective Time, the Company agrees that (to the maximum extent permitted by applicable Bermuda law) it shall indemnify and hold harmless each present and former director, manager and officer of PGHL and FTAC and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, FTAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Company shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Effective Time, the Company shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by PGHL’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to FTAC or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company or its Subsidiaries be required to pay an annual premium for such insurance in excess of 225% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2019; provided, however, that PGHL or the Company may, in the alternative, cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”), except that in no event shall the Company or its Subsidiaries be required to pay an annual premium for such insurance in excess of 225% of the aggregate annual premium payable by the Company and its Subsidiaries for such current insurance.

(c) FTAC and PGHL hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.01 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee

Affiliates”) separate from the indemnification obligations of FTAC, PGHL and their respective Subsidiaries hereunder. The Parties hereby agree (i) that FTAC, PGHL and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.01 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by the indemnified Persons under this Section 8.01 are secondary), (ii) that FTAC, PGHL and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.01 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by FTAC’s, PGHL’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.01 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on the Company, the Surviving Corporation and all successors and assigns of the Company, the Surviving Corporation and the Surviving Entity. In the event that the Company, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 8.01.

Section 8.02 Conduct of FTAC During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 8.02 of the FTAC Schedules or as contemplated by this Agreement or as consented to by PGHL in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), FTAC shall not and shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement or the FTAC Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, FTAC; (B) split, combine or reclassify any capital stock of, or other equity interests in, FTAC; or (C) other than in connection with FTAC Stockholder Redemption or as otherwise required by FTAC’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, FTAC;

(iii) make, change or revoke any material tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(iv) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of FTAC, the Founder or the FP Investor (including, for the avoidance of doubt, (x) any Director or Officer of FTAC, the Founder or the FP Investor or anyone related by blood, marriage or adoption to any such person and (y) any Person with whom any Director or Officer of FTAC, the Founder or the FP Investor has a direct or indirect legal or contractual relationship or beneficial ownership interest of 5% or greater) or any other FTAC Affiliate Agreement;

(v) enter into, renew or amend in any material respect, any transaction or Contract relating to FTAC Transaction Expenses if such entry, renewal or amendment would result in additional FTAC Transaction Expenses that, individually or in the aggregate, exceed $5,000,000;

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii) except as contemplated by the Omnibus Incentive Plan Proposal, adopt or amend any FTAC Benefit Plan (or any plan, policy or arrangement that would be an FTAC Benefit Plan if so adopted), or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director, officer, employee or contractor, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or independent contractors;

(viii) acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets;

(ix) adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

(x) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(xi) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, FTAC (including any FTAC Preferred Stock) or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the issuance of FTAC Class A Common Stock in connection with FTAC Financing on the terms set forth in the Forward Purchase Agreement or (B) amend, modify or waive any of the terms or rights set forth in, any FTAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(xii) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

(xiii) authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

(b) During the Interim Period, FTAC shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, FTAC Organizational Documents, the Trust Agreement and all other agreements or Contracts to which FTAC or its Subsidiaries may be a party.

Section 8.03 PIPE Investment; FTAC Financing. Unless otherwise approved in writing by the Company, FTAC shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) or provide consent to (including consent to termination) of any provision or remedy under, or any replacements of, any of the Subscription Agreements or the Forward Purchase Agreement. FTAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the Forward Purchase Agreement on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and the Forward Purchase Agreement and to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Subscription Agreements or the Forward Purchase Agreement (other than conditions that FTAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, as applicable, consummate transactions contemplated by the Subscription Agreements and the Forward Purchase Agreement at or prior to Closing; (c) confer with the Company regarding timing of the Expected Closing Date (as defined in the Subscription Agreements); (d) deliver notices to the respective counterparties to the Subscription Agreements and the Forward Purchase Agreement at least ten (10) Business Days prior to the Closing to cause them to fund their obligations at least three (3) Business Days prior to the date that the Closing is scheduled to occur hereunder and (e) without limiting the Company’s enforcement thereunder or pursuant Section 12.13, enforce its rights under the Subscription Agreements and the Forward Purchase Agreement in the event that all conditions in the Subscription Agreements or the Forward Purchase Agreement, as applicable (other than conditions that FTAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable investors to pay to (or as directed by) FTAC the FTAC Financing and / or the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, FTAC shall give the Company, prompt (and, in any event within one (1) Business Days) written notice: (i) prior to any amendment to the Forward Purchase Agreement or any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by the counterparty to the Forward Purchase Agreement or any party to any Subscription Agreement known to FTAC; (iii) of the receipt of any written notice or other written communication from any party with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of the Forward Purchase Agreement or any Subscription Agreement or any provisions of such agreements; and (iv) if FTAC does not expect to receive all or any portion of the FTAC Financing or the PIPE Investment Amount on the terms, in the manner or from the persons contemplated by the applicable agreements. FTAC shall deliver all notices it is required to deliver under the Forward Purchase Agreement and the Subscription Agreements on a timely basis in order to cause the applicable investors to consummate the transactions contemplated thereunder concurrently with the Closing and shall take all actions required under the Forward Purchase Agreement or any Subscription Agreements with respect to the timely issuance and delivery of any physical share certificates as and when required thereunder or under side letters thereto.

Section 8.04 Certain Transaction Agreements. FTAC shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, the Sponsor Agreement. FTAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to FTAC in the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, FTAC shall give the Company, prompt (and, in any event within one (1) Business Day) written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement known to FTAC, and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to FTAC or its Subsidiaries by third parties that may be in FTAC’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of FTAC would result in the loss of attorney-client privilege or other privilege from disclosure, FTAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of FTAC and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of FTAC that are in the possession of FTAC, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 8.06 FTAC NYSE Listing. From the date hereof through the Closing, FTAC shall use reasonable best efforts to ensure FTAC remains listed as a public company on, and for shares of FTAC Class A Common Stock and FTAC Warrants to be listed on, the NYSE.

Section 8.07 FTAC Public Filings. From the date hereof through the Closing, FTAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.08 Section 16 Matters. Prior to the Effective Time, FTAC shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of FTAC Class A Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to FTAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.09 Omnibus Incentive Plan. Prior to the Closing Date, the Company shall, subject to obtaining the approval of the stockholders of FTAC for the Omnibus Incentive Plan Proposal, adopt, the Paysafe Limited 2021 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) in the form attached hereto as Exhibit H. The Omnibus Incentive Plan shall provide for the reservation for issuance of a number of Company Common Shares as set forth in the Omnibus Incentive Plan, subject to annual increases as provided therein. Effective as of the Effective Time, the Company shall assume the Omnibus Incentive Plan (with any adjustments, including pursuant to Section 3.02, to reflect the Merger).

Section 8.10 Qualification as an Emerging Growth Company. FTAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause FTAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

ARTICLE IX

JOINT COVENANTS

Section 9.01 Regulatory Approvals.

(a) Each of the parties hereto shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws, to consummate and make effective as promptly as practicable the Transactions, including providing any notices to any Person required in connection with the consummation of the Transactions, and obtaining any licenses, consents, waivers, approvals, authorizations, qualifications and Governmental Orders necessary to consummate the Transactions (including the FCA Approval and the CBI Approval); provided, that in no event shall any party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the Transactions (other than fees or expenses payable to the SEC in connection with the Transactions, including the Proxy Statement / Prospectus, filing fees payable pursuant to the HSR Act or other Antitrust Laws, and any other ordinary course filing fees in connection with Governmental Filings required to consummate the Transactions). Subject to appropriate confidentiality protections and applicable Antitrust Laws, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b) FTAC agrees that each Sponsor Person required to obtain FCA Approval and / or CBI Approval, shall make any such notification (the “Change of Control Notification”) to the FCA and / or CBI as promptly as practicably (and in any event within five (5) Business Days of the date of this Agreement). If at any time FTAC becomes aware of any event, circumstance or condition that would be reasonably likely to prevent FCA Approval or CBI Approval being satisfied, FTAC shall immediately inform the other parties, and reasonably cooperate with them to address any such event, circumstance or condition.

(c) Each of the parties hereto shall cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information (i) required under any applicable Antitrust Laws or other applicable Laws, (ii) requested by a Governmental Authority pursuant to applicable Antitrust Laws, or (iii) requested by the FCA or CBI as part of the FCA Approval and CBI Approval applications) to effect promptly all necessary filings with any Governmental Authority and to obtain all necessary, proper or advisable actions or nonactions, approvals consents, waivers, exemptions and approvals of any Governmental Authority necessary to consummate the Transactions, including the FCA Approval and the CBI Approval. Each party hereto shall provide to the other parties copies of all correspondence between it (or its advisors) and any Governmental Authority relating to the Transactions or any of the matters described in this Section 9.01. Each of the parties hereto shall promptly inform the other of any substantive oral communication with, and provide copies of any written communications with, any Governmental Authority regarding any such filings or any such transaction, unless prohibited by reasonable request of any Governmental Authority. No party hereto shall independently participate in any substantive meeting or substantive conference call with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the substantive meeting or substantive conference call and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. In the event a party is prohibited from participating in or attending any meeting or substantive conference call, the participating party shall keep the other party promptly and reasonably apprised with respect thereto, to the extent permitted by applicable Law. To the extent permissible under applicable Law, the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another so as to mutually agree on any strategies and decisions in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under Antitrust Laws or other applicable Laws. Any documents or other materials provided pursuant to this Section 9.01(c) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material or personally-identifiable information or other sensitive personal or financial information, and the parties may, as each deems advisable, reasonably designate any material provided under this Section 9.01 as “outside counsel only material.” Such “outside counsel only materials” and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Notwithstanding the foregoing, neither party shall be obligated to share with the other party documents responsive to items 4(c) and 4(d) on the Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act. Without limiting the generality of the undertakings pursuant to this Section 9.01, each party hereto shall use reasonable best efforts to provide or cause to be provided (including, with respect to filings pursuant to the HSR Act, by its “Ultimate Parent Entities”, as that term is defined in the HSR Act, and with respect to the FCA Approval and/or the CBI Approval, the Sponsor Persons, the Company, and the LLC to the extent that such approval is required by such Person) as promptly as reasonably practicable and advisable to any Governmental Authority information and documents relating to such party as requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act and any other filing or notice that may be required with any other Governmental Authority as promptly as reasonably practicable and advisable after the date hereof (and, in the case of filings under the HSR Act, no later than 10 Business Days after the date hereof), and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such party that may be made (including under the HSR Act and any similar Antitrust Law regarding preacquisition notifications for the purpose of competition reviews). FTAC shall supply as promptly as practicable (and shall respond no later than five (5) days following any request) any additional information and documentary material relating to FTAC and the Sponsor Persons that may be requested by any Governmental Authority and furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority (including, with respect to FTAC and the Sponsor Persons, providing financial information and certificates as well as personal information of senior management, directors or control persons, and requesting that individuals with appropriate seniority and expertise make themselves available to participate in discussions or hearings). FTAC shall cause the filings made by it (or by its ultimate parent entity, if applicable) under the HSR Act to be considered for grant of “early termination,” and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. In furtherance and not in limitation of the foregoing, FTAC shall provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Authority relating to (i) FTAC (including any of its directors, officers, employees, partners, members, shareholders or control persons) and (ii) FTAC’s structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members, shareholders or Affiliates (including to the extent required pursuant to paragraph 8 of the Sponsor Agreement).

(d) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any applicable Law, each of the parties hereto shall cooperate with one another in good faith and use their reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the Transactions), and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Authority to prevent or enjoin consummation of this Agreement (and the Transactions), including by defending any Action brought by any Governmental Authority in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Authority or private party may have to any of the Transactions under such applicable Law so as to permit the consummation of the Transactions in their entity; provided, however, that any decision by the parties hereto to litigate in connection with such matters must be mutually agreed by the parties hereto.

(e) Notwithstanding the foregoing, FTAC shall, and shall cause its controlled Affiliates to, take any and all actions necessary to obtain any authorization, consent or approval of a Governmental Authority (including in connection with any Governmental Filings) necessary or advisable so as to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event, no later than the Termination Date) and to resolve, avoid or eliminate any impediments or objections, if any, that may be asserted with respect to the Transactions under any Law, or to otherwise oppose, avoid the entry of, or to effect the dissolution of, any order, decree, judgment, preliminary or permanent injunction that would otherwise have the effect of preventing, prohibiting, restricting, or delaying the consummation of the Transactions, including: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of, or holding separate of, businesses, product lines, rights or assets of FTAC or its controlled Affiliates and any interest therein (including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such businesses, product lines, rights or assets) and (ii) otherwise taking or committing to take actions that after the Closing Date would limit FTAC’s or its controlled Affiliates’ freedom of action with respect to, or its ability to retain or control, one or more of the businesses, product lines, rights or assets of FTAC and its controlled Affiliates or interest therein, in each case as may be required in order to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event no later than the Termination Date.

(f) From the date of this Agreement until Closing, FTAC shall not acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, or take any other action, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition, or the taking of any other action, could in any material respect (individually or in the aggregate): (i) impose any delay in obtaining, or increase the risk of not obtaining, consents of a Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of a Governmental Authority seeking or entering a Governmental Order prohibiting the consummation of the Transactions, (iii) increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, or (iv) otherwise prevent or delay the consummation of the Transactions.

(g) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require PGHL or any of its respective Subsidiaries or any Affiliates (including Blackstone or CVC) to (i) take, or cause to be taken, any action with respect to Blackstone, CVC or any of its or their Affiliates, including any affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) of Blackstone, CVC or any of its or their Affiliates, including selling, divesting or otherwise disposing of, or conveying, licensing, holding separate or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses or investments, or interests therein, other than with respect to the Company and its Subsidiaries, or (ii) provide, or cause to be provided, (A) nonpublic or other confidential financial or sensitive personally identifiable information of Blackstone, CVC or any of its or their Affiliates or its or their respective directors, officers, employees, managers or partners, or its or their respective control persons’ or direct or indirect equityholders’ and their respective directors’, officers’, employees’, managers’ or partners’ (each of the foregoing Persons, a “Seller Related Person”) (other than such information with respect to the officers and directors of the Company which may be provided to a Governmental Authority on a confidential basis) or (B) any other nonpublic, proprietary or other confidential information of a Seller Related Person that exceeds the scope of information that such Seller Related Person has historically supplied in connection with a similar governmental filing or notification.

(h) Notwithstanding anything else contained herein to the contrary, FTAC shall pay, or cause to be paid, all filing fees payable by any Party pursuant to Antitrust Laws in connection with the Transactions.

(i) The parties agree not to file an application under the FATA in respect of the condition to Closing in Section 10.01(b) unless the application is filed on a date that is more than one month after the date of this Agreement. The condition to Closing in Section 10.01(b) will be deemed to be satisfied if (i) there is a change of law or prevailing regulations relating to or issued under the FATA or (ii) the Company takes action permitted under Schedule 7.01 of the PGHL Schedules and, in either case, the Company determines, acting reasonably and after consulting with FTAC and giving due consideration to the input of FTAC and its advisors, that approval of the Treasurer under the FATA in order to complete the Transactions is no longer required and gives written notice to FTAC of such determination.

Section 9.02 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of PGHL and FTAC with respect to the notifications, filings, reaffirmations and applications described in Section 9.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.02, FTAC and PGHL shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of FTAC, PGHL, or their respective Affiliates are required to obtain in order to consummate the Transactions, provided that, PGHL and the Company shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by PGHL and FTAC, and (b) use commercially reasonable efforts to take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall FTAC, PGHL, the Company, Merger Sub or any of their Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which PGHL or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 9.03 Preparation of Form F-4 and Proxy Statement/Prospectus; FTAC Special Meeting.

(a) Proxy Statement/Prospectus.

(i) As promptly as practicable following the execution and delivery of this Agreement (and in any event on or prior to the later of (i) the third (3rd) Business Day following the delivery of the financial statements pursuant to the first sentence of Section 7.04(a) and (ii) December 31, 2020), FTAC, PGHL and the Company shall use reasonable best efforts to prepare, and the Company shall file with the SEC, the Form F-4 in connection with the registration under the Securities Act of the Company Common Shares to be issued under this Agreement and the effect of the Transactions on the FTAC Warrants, which Form F-4 will also contain the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the Special Meeting with respect to, among other things: (A) providing FTAC’s stockholders with the opportunity to redeem shares of FTAC Class A Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is at least two (2) Business Days prior to the date of the Special Meeting (the “FTAC Stockholder Redemption”); and (B) soliciting proxies from holders of FTAC Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the amendment and restatement of the Certificate of Incorporation in the form of FTAC Charter attached as Exhibit C hereto; (3) the approval of the adoption of the Omnibus Incentive Plan (the “Omnibus Incentive Plan Proposal”); and (4) any other proposals the Parties agree are necessary or desirable to consummate the Transactions (collectively, the “FTAC Stockholder Matters”). Without the prior written consent of the Company, FTAC Stockholder Matters shall be the only matters (other than procedural matters) which FTAC shall propose to be acted on by FTAC’s stockholders at the Special Meeting, as adjourned or postponed. Each of FTAC, PGHL and the Company shall use its reasonable best efforts to cause the Form F-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form F-4 effective as long as is necessary to consummate the Transactions. Each of FTAC, on the one hand, and PGHL and the Company, on the other hand, shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form F-4 and the Proxy Statement/Prospectus. Promptly after the Form F-4 is declared effective under the Securities Act, FTAC, PGHL and the Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to stockholders of FTAC.

(ii) Each of FTAC, PGHL and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Form F-4 and the Proxy Statement/Prospectus and any amendment to the Form F-4 and the Proxy Statement/Prospectus filed in response thereto. If FTAC, PGHL or the Company becomes aware that any information contained in the Form F-4 and the Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form F-4 and the Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (x) such party shall promptly inform the other parties and (y) FTAC, on the one hand, and PGHL and the Company, on the other hand, shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) an amendment or supplement to the Form F-4 and the Proxy Statement/Prospectus. FTAC, PGHL and the Company shall use reasonable best efforts to cause the Form F-4 and the

Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of FTAC Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the FTAC Organizational Documents. Each of the Company, PGHL and FTAC shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that such party receives from the SEC or its staff with respect to the Form F-4 and the Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. FTAC, PGHL and the Company shall use reasonable best efforts to cause the Form F-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form F-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(iii) FTAC shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. The Company shall file the Prospectus and any supplement thereto pursuant to Rule 424. FTAC, PGHL and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than 35 days following the SEC Clearance Date (subject to Section 9.03(b)), and (ii) cause the Proxy Statement/Prospectus to be disseminated to FTAC’s stockholders in compliance with applicable Law. FTAC shall obtain the written consent of the holders of the Class B Common Stock to the FTAC Charter amendment as promptly as practicable after the Proxy Statement/Prospectus is disseminated to FTAC’s stockholders.

(b) FTAC Special Meeting. FTAC shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of FTAC Stockholder Matters at the Special Meeting, as adjourned or postponed, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of FTAC Stockholder Matters. FTAC shall include FTAC Board Recommendation in the Proxy Statement. The board of directors of FTAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, FTAC Board Recommendation for any reason. FTAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of FTAC Stockholder Matters shall not be affected by any intervening event or circumstance, and FTAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders FTAC Stockholder Matters, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, FTAC shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than 20 days: (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the board of directors of FTAC has determined in good faith is required by applicable Law is disclosed to FTAC’s stockholders and for such supplement or amendment to be promptly disseminated to FTAC’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of FTAC Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of FTAC Stockholder Matters or satisfying the condition set forth in Section 10.03(c) hereof; provided, that in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 9.04 Exclusivity.

(a) During the Interim Period, PGHL shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than FTAC and/or any of its Affiliates or Representatives) concerning any purchase of all or a material portion of PGHL’s equity securities or the issuance and sale of any securities of, or membership interests in, PGHL or its Subsidiaries (other than any purchases of equity securities by PGHL from employees of PGHL or its Subsidiaries) or any merger or sale of substantial assets involving PGHL or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business or transactions permitted by Section 7.01(d) (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”). PGHL shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, FTAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than PGHL, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with PGHL, its shareholders and their respective Affiliates and Representatives. FTAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.05 Tax Matters.

(a) The Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (collectively, the “Transfer Taxes”) and file all necessary Tax Returns with respect to all Transfer Taxes, and, if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows U.S. federal income tax treatment), each of the Parties intends that (i) the Pubco Contribution should qualify as a transaction under Section 351 of the Code and should not subject shareholders of FTAC to tax under Section 367 of the Code (subject to entry into gain recognition agreements by any such shareholders required to enter into such agreements to preserve tax-free treatment under Section 367 of the Code, and (ii) the LLC Contribution should qualify as a transaction under Section 721 of the Code (clauses (i) and (ii), together, the “Intended Tax Treatment”).

(c) FTAC and PGHL and its Subsidiaries intend for the Transactions to qualify for the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(d) No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Transactions from so qualifying for the Intended Tax Treatment.

(e) The Parties shall use reasonable best efforts to execute and deliver (i) officer’s certificates substantially in the form attached as Schedule 9.05(e) of the PGHL Schedules and (ii) any other representations reasonably requested by counsel to FTAC or counsel to the Seller Group, as applicable, for purposes of rendering opinions regarding the Intended Tax Treatment and other tax matters in connection with the Transactions (clauses (i) and (ii), collectively, the “Tax Officer’s Certificates”), at such time or times as may be reasonably requested by counsel to FTAC or counsel to the Seller Group, including in connection with the Closing and any filing of any Form F-4. For the avoidance of doubt, the tax opinions to be delivered by counsel to FTAC or counsel to the Seller Group shall not be a condition to Closing under this Agreement.

(f) In the event that:

(i) any chargeable gain accrues to any Relevant Entity under section 179 TCGA 1992 in connection with any of the transactions contemplated by this Agreement, the parties shall (A) ensure that such Relevant Entity makes one or more claims under section 179ZA TCGA 1992 to reduce the relevant chargeable gain to zero or to such other amount as is just and reasonable having regard to section 179ZA(5) TCGA 1992 (the “Claims”) and (B) to deal with the circumstances where the Claims may not be effective or, if and to the extent that a chargeable gain remains after the making of effective Claims, the parties shall ensure that one or more joint elections under section 171A TCGA 1992 are entered into promptly (and where relevant on a protective basis) in order to reallocate such gain or remaining chargeable gain from such relevant Relevant Entity to PGHL or (if permissible by law) to any other member of PGHL’s group (the “171A Elections”);

(ii) any chargeable realisation gain accrues to any Relevant Entity under sections 780 or 785 CTA 2009 in connection with any of the transactions contemplated by this Agreement, the parties shall ensure that one or more joint elections under section 792 CTA 2009 are entered into promptly in order to reallocate such chargeable realisation gain from such Relevant Entity to PGHL or (if permissible by law) to any other member of PGHL’s group (the “792 Elections” and, together with the 171A Elections, the “Elections”);

and for the purposes of this Section 9.05(f), PGHL shall provide the Relevant Entity, and the parties shall ensure that the Relevant Entity shall provide PGHL, all information, documentation and assistance reasonably requested by the Relevant Entity or PGHL, as the case may be, for the purposes of making any Claims or Elections. Once made, the Claims (except to the extent such Claims are not accepted by HM Revenue & Customs as being effective) or Elections (except to the extent the Claims are accepted by HM Revenue & Customs as being effective) shall be irrevocable and each of the parties agrees (x) not to take any step which would undermine the validity or effectiveness of the Claims or Elections (and for the avoidance of doubt the making of a Claim shall not be regarded as undermining the validity or effectiveness of the Elections and vice versa); and (y) to the extent permitted by law, to act in a manner consistent with the Claims or Elections, including preparing and filing all Tax computations and Tax Returns in a manner consistent with the Claims or Elections (and, in the case of PGHL, accounting to HMRC for an amount equal to any Tax charge arising to PGHL or any other member of PGHL’s group as a result of the Elections within applicable time limits) and not amending any Tax computation or Tax Returns in a manner that would be inconsistent with the Claims or Elections, provided that the Relevant Entity shall not be obliged to appeal against any assessment or determination of HM Revenue & Customs in respect of the validity or effectiveness of any Claims to any Tribunal or court without the consent of the Parties.

Section 9.06 Confidentiality; Publicity.

(a) FTAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, FTAC shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement), in accordance with the terms of the Confidentiality Agreement.

(b) None of FTAC, PGHL or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of PGHL or FTAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case FTAC or PGHL, as applicable, shall use their commercially reasonable efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 9.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 9.06(b), nothing herein shall modify or affect FTAC’s obligations pursuant to Section 9.03.

Section 9.07 Post-Closing Cooperation; Further Assurances.

(a) Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and Liabilities contemplated by this Agreement and the transactions contemplated hereby.

(b) Following the Closing, the Company shall use commercially reasonable efforts to ensure that the Available Cash Amount shall be used to repay Indebtedness in an amount equal to the Debt Repayment Amount.

Section 9.08 Shareholders Agreement and Registration Rights Agreement. At or prior to the Closing, each of the parties thereto shall execute and deliver to the other Parties the Shareholders Agreement and the Registration Rights Agreement.

Section 9.09 RESERVED.

Section 9.10 Company Board of Directors. Each of the Company and FTAC shall take, or cause to be taken, the actions set forth in this Section 9.10 prior to the Closing:

(a) The Company and FTAC shall (i) cause each Person serving and not continuing as a member of the board of directors of the Company and FTAC to resign from such position, effective upon the Effective Time, and (ii) elect or otherwise cause Persons designated on Schedule 9.10 of the PGHL Schedules to comprise the entire board of directors of the Company, effective upon the Effective Time; provided, that the board of directors as so constituted shall comply with applicable rules concerning director independence required by the SEC and the rules and listing standards of NYSE and any other Laws or requirements of a Governmental Authority applicable to members of the board of directors of the Company.

(b) The Company and FTAC shall (i) cause each Person serving and not continuing as an officer of the Company and FTAC to resign from such position, effective upon the Effective Time, and (ii) appoint or otherwise cause to be appointed each Person serving as an officer of PGHL immediately prior to the Effective Time as a corresponding officer of the Company, effective upon the Effective Time.

(c) Each of the Company and FTAC shall cause such Persons to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 9.10(a) does not satisfy any requirement of a Governmental Authority to serve as a director, then (x) there shall be no obligation to appoint such individual pursuant to Section 9.10(a) and (y) the Company or FTAC, as applicable, shall be entitled to designate a replacement director in lieu of such person; provided, further, that in no event shall Closing be delayed or postponed in connection with or as a result of the foregoing.

Section 9.11 Audited Financial Statements. In the event the Closing occurs, or is expected to occur, on or after March 25, 2021, the Parties shall reasonably cooperate and take, or cause to be taken, such actions as are reasonably necessary to prepare the audited consolidated balance sheets of PGHL and its Subsidiaries as at December 31, 2020, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the year then ended, together with the auditor’s reports thereon.

Section 9.12 Skrill Purchase Agreement. Prior to the Closing, the Parties shall work in good faith to enter into a share purchase agreement between the Company and Skrill USA, Inc., to be on the terms substantially consistent with the form attached as Exhibit E to the PGHL Schedules and associated documentation, including an indemnification agreement between the Company and PGHL, to be on the terms substantially consistent with the form attached as Exhibit F to the PGHL Schedules.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) HSR Act; Other Competition Filings. Any consent, approval or clearance with respect to, or terminations or expiration of any applicable waiting period(s) (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the FTC and/or the DOJ, as applicable) imposed under the HSR Act in respect of the Transactions shall have been obtained, shall have been received or shall have been expired or terminated, as the case may be.

(b) FIRB Approval. Subject to Section 9.01(i), the Company has received a written notice under Foreign Acquisitions and Takeovers Act 1975 (Cth) (“FATA”) from the Treasurer (or the Treasurer’s delegate) stating that, or to the effect that, the Commonwealth Government does not object to the transaction contemplated by this Agreement either without condition (other than standard tax conditions) or otherwise on terms acceptable to the Company acting reasonably, or following the Company giving notice of the Transactions pursuant to the terms of this Agreement to the Treasurer under FATA, the Treasurer ceases to be empowered to make any order under Part 3 of FATA.

(c) Regulatory Approvals. All required consents and approvals from the Regulatory Consent Authorities set forth on Schedule 10.01(c) of the PGHL Schedules shall have been obtained.

(d) No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(e) Net Tangible Assets. FTAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after FTAC Stockholder Redemption.

(f) Stockholder Approval. The approval of FTAC Stockholder Matters, other than the Omnibus Incentive Plan Proposal, shall have been obtained.

(g) Form F-4. The Form F-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form F-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(h) NYSE. The Company Common Shares to be issued in connection with the Transactions shall have been approved for listing on NYSE, subject only to official notice of issuance thereof.

(i) Board of Directors. The board of directors of the Company shall be constituted with the Persons designated in accordance with Section 9.10.

Section 10.02 Additional Conditions to Obligations of FTAC. The obligations of FTAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by FTAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the PGHL Parties, as applicable, contained in Section 5.01 (Corporation Organization of PGHL), Section 5.03 (Due Authorization), Section 5.06 (Current Capitalization) and Section 5.23 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of PGHL contained in Section 5.22(a) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing Date.

(iii) Each of the representations and warranties of the PGHL Parties contained in Article V (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.22(a)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of each PGHL Party in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. PGHL shall have delivered to FTAC a certificate signed by an officer of PGHL, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

(d) Closing Deliverables. PGHL shall have delivered to FTAC an executed copy of the Shareholders Agreement and the Registration Rights Agreement.

Section 10.03 Additional Conditions to the Obligations of the PGHL Parties. The obligation of the PGHL Parties to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the PGHL.

(a) Representations and Warranties.

(i) Each of the representations and warranties of FTAC contained in Article VI (other than the representations and warranties of FTAC contained in Section 6.13 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse impact on FTAC or prevent or materially delay or impair the ability of FTAC to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(ii) The representations and warranties of FTAC contained in Section 6.13 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of FTAC in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Available Cash Amount. The Available Cash Amount shall not be less than $3,400,000,000.

(d) Officer’s Certificate. FTAC shall have delivered to PGHL a certificate signed by an officer of FTAC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

(e) Sponsor Agreement. Each of the covenants of each of the parties to the Sponsor Agreement required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the parties thereto shall have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

(f) FIRPTA Certificate. FTAC shall have delivered to PGHL a duly executed statement dated as of the Closing Date that certifies, in accordance with Treasury Regulations Section 1.1445-2(c)(3) and Section 1.897-2(h), that FTAC Common Stock is not a United States real property interest within the meaning of Section 897(c) of the Code.

(g) Closing Deliverables. FTAC shall have delivered to PGHL an executed copy of the Shareholders Agreement and the Registration Rights Agreement.

(h) Financial Statements. The audited and interim financial statements of Pi Jersey Holdco that will be required to be included in the Form 20-F to be filed in connection with the Closing shall have been prepared and shall be available for issuance, including in the case of such audited financial statements, a report of Pi Jersey Holdco’s independent registered public accounting firm, and the Company shall have obtained the consent of such independent registered public accounting firm to use such report in such Form 20-F.

Section 10.04 Frustration of Conditions. Neither FTAC nor any of the PGHL Parties may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the conditions of the other Party to be satisfied, as required by Section 9.02.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of PGHL and FTAC;

(b) prior to the Closing, by written notice to PGHL from FTAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of PGHL set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by PGHL through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date FTAC provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by PGHL of notice from FTAC of such breach, but only as long as PGHL continues to use its commercially reasonable efforts to cure such Terminating PGHL Breach (the “PGHL Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating PGHL Breach is not cured within PGHL Cure Period, (ii) the Closing has not occurred on or before December 7, 2021 (the “Termination Date”); provided, that if any Action for specific performance or other equitable relief by PGHL or the Company with respect to this Agreement, any other Transaction Agreement, or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (the “Extended Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that, the right to terminate this Agreement under subsection (i) or (ii) shall not be available if FTAC’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to FTAC from PGHL if (i) there is any breach of any representation, warranty, covenant or agreement on the part of FTAC set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating FTAC Breach”), except that, if any such Terminating FTAC Breach is curable by FTAC through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date PGHL provides written notice of such violation or breach and the Termination Date or Extended Termination Date, as applicable) after receipt by FTAC of notice from PGHL of such breach, but only as long as FTAC continues to exercise such commercially reasonable efforts to cure such Terminating FTAC Breach (the “FTAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating FTAC Breach is not cured within FTAC Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if PGHL’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d) by written notice from either PGHL or FTAC to the other if FTAC Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 11.01(d) shall not be available to FTAC if, at the time of such termination, FTAC is in breach of Section 9.03.

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Willful Breach of this Agreement by such Party occurring prior to such termination. The term “Willful Breach” means a Party’s material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. The provisions of Section 7.03 (No Claim Against the Trust Account), Section 9.06 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to FTAC, or to:

Foley Trasimene Acquisition Corp. II

1701 Village Center Circle

Las Vegas, NV 89124

Attn: Michael L. Gravelle, General Counsel

E-mail:

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael J. Aiello

Eoghan P. Keenan

E-mail: michael.aiello@weil.com

Eoghan.keenan@weil.com

(b)	If to any of the PGHL Parties or the Surviving Corporation to:

c/o Paysafe Group Holdings Limited

Floor 27, 25 Canada Square

London, England, E14 5LQ

Attn: Elliott Wiseman

Group General Counsel & Chief Compliance Officer

E-mail:

with a copy (which shall not constitute notice) to:

The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Attn: Martin Brand

Eli Nagler

Email:

CVC Capital Partners

111 Strand

WC2R 0AG

London, United Kingdom

Attn: Peter Rutland

Matthew Bryant

Email:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn: Elizabeth Cooper

Katherine Krause

E-mail: ecooper@stblaw.com

Katherine.Krause@stblaw.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that PGHL or the Company, as applicable, may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of PGHL or the Company, as applicable, so long as PGHL or the Company, as applicable remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of PGHL, the Company and FTAC (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15 and (c) Counsel are intended third-party beneficiaries of, and may enforce, Section 12.17.

Section 12.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated if the Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, the Company shall bear and pay, at or promptly after Closing, all of the Transaction Expenses.

Section 12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain Letter Agreement, dated as of August 28, 2020, by and between PGHL and Trasimene Capital Management, LLC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, FTAC acknowledges and agrees that any PGHL Party may, without breach of this Agreement, with respect to any Transaction Agreement to which such PGHL Party is a party, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement.

Section 12.14 Non-Recourse. Subject in all respect to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of any PGHL Party or FTAC under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights of any party to any Transaction Agreement.

Section 12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and instead shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing (including, for the avoidance of doubt Section 9.05(b)) and (b) this Article XII.

Section 12.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the PGHL Representations constitute the sole and exclusive representations and warranties of the PGHL Parties; (iii) FTAC Representations constitute the sole and exclusive representations and warranties of FTAC; (iv) except for the PGHL Representations by the PGHL Parties and FTAC Representations by FTAC, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the PGHL Representations by the PGHL Parties and the FTAC Representations by FTAC. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, FTAC understands and agrees that any assets, properties and business of PGHL and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the PGHL Representations by the PGHL Parties or as provided in any certificate delivered in accordance with Section 10.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article V or Article VI (as applicable). Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

Section 12.17 Provisions Respecting Representation of PGHL. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Simpson Thacher & Bartlett LLP (“Counsel”) may serve as counsel to PGHL, on the one hand, and PGHL’s Subsidiaries (individually and collectively, the “Seller Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Counsel (or any of its respective successors) may serve as counsel to Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of PGHL and/or any of its Subsidiaries, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The parties agree to take the steps necessary to ensure that any privilege attaching as a result of Counsel representing PGHL or any of its Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by PGHL on behalf of the Seller Group. As to any privileged attorney-client communications between Counsel and PGHL or Counsel and any of PGHL’s Subsidiaries in connection with the transactions contemplated by this Agreement prior to the Closing Date (collectively, the “Privileged Communications”), FTAC, PGHL and each of its Subsidiaries , together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the Merger and the other transactions contemplated by this Agreement are consummated, all Privileged Communications related to such transactions will become the property of (and be controlled by) PGHL or its direct or indirect equityholders, and none of FTAC, the Company or any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that FTAC is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Privileged Communications, FTAC shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request; provided that FTAC shall promptly notify PGHL in writing (prior to the disclosure by FTAC of any Privileged Communications to the extent practicable) so that PGHL can seek a protective order, at its sole cost and expense, and FTAC agrees to use commercially reasonable efforts to assist therewith.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

FOLEY TRASIMENE ACQUISITION CORP. II

By:	/s/ Richard N. Massey

Name:	Richard N. Massey

Title:	Chief Executive Officer

PAYSAFE LIMITED

By:	/s/ Philip McHugh

Name:	Philip McHugh

Title:	Chief Executive Officer

PAYSAFE MERGER SUB INC.

By:	/s/ Eli Nagler

Name:	Eli Nagler

Title:	President

PAYSAFE GROUP HOLDINGS LIMITED

By:	/s/ Philip McHugh

Name:	Philip McHugh

Title:	Chief Executive Officer

PAYSAFE BERMUDA HOLDING LLC

By:	/s/ Philip McHugh

Name:	Philip McHugh

Title:	Chief Executive Officer

PI JERSEY HOLDCO 1.5 LIMITED

By:	/s/ John H. Cosnett

Name:	John H. Cosnett

Title:	Director

Exhibit D

FINAL FORM

SHAREHOLDERS AGREEMENT

DATED AS OF [•], 202[•]

AMONG

PAYSAFE LIMITED

AND

THE OTHER PARTIES HERETO

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5.11	Severability	18
5.12	Table of Contents, Headings and Captions	18
5.13	Grant of Consent	18
5.14	Counterparts	18
5.15	Effectiveness	18
5.16	No Recourse	18

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SHAREHOLDERS AGREEMENT

This Shareholders Agreement is entered into as of [•], 202[•] by and among Paysafe Limited, an exempted limited company incorporated under the laws of Bermuda (the “Company”), Pi Jersey Topco Limited, a company incorporated in Jersey (“Pi Topco”), Paysafe Group Holdings Limited, a private limited company incorporated under the laws of England and Wales (“PGHL”) and each of the Principal Shareholders (as defined below) from time to time party hereto.

RECITALS:

WHEREAS, in connection with the Equity Transactions (as defined below) and effective upon the consummation thereof, the parties hereto wish to set forth certain understandings between such parties in relation to the Company, including with respect to certain governance of the Company and other matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Merger Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Shareholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Blackstone Investors Designee” has the meaning assigned to such term in Section 2.2(b).

“Blackstone Investors Designator” means the Blackstone Investors, or any group of Blackstone Investors collectively then directly holding or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, being attributed a majority of the Common Shares held by all Blackstone Investors.

“Blackstone Investors” means the entities listed on the signature pages hereto under the heading “Blackstone Investors,” any Transferee that becomes party to this Agreement as a “Blackstone Investor” in accordance with Section 5.5 hereof, and their respective Affiliates.

“Board” means the board of directors of the Company from time to time.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Cannae” means Cannae Holdings, LLC, a Delaware limited liability company.

“Common Shares” means common shares, par value $0.001 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation or similar transaction.

“Closing Date” means the date of the closing of the Equity Transactions.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any proprietary, business relevant or sensitive information concerning the Company or its Subsidiaries that is furnished after the date of this Agreement by or on behalf of the Company or its designated representatives to a Principal Shareholder or its designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i) that is or has become publicly available other than as a result of a disclosure by a Principal Shareholder or its designated representatives in violation of this Agreement;

(ii) that was already known to a Principal Shareholder or its designated representatives or was in the possession of a Principal Shareholder or its designated representatives prior to its being furnished by or on behalf of the Company or its designated representatives;

(iii) that is received by a Principal Shareholder or its designated representatives from a source other than the Company or its designated representatives, provided, that the source of such information was not actually known by such Principal Shareholder or designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company;

(iv) that was independently developed or acquired by a Principal Shareholder or its designated representatives or on its or their behalf without the violation of the terms of this Agreement; or

(v) that a Principal Shareholder or its designated representatives is required, in the good faith determination of such Principal Shareholder or designated representative, to disclose by applicable law, regulation or legal process, provided, that such Principal Shareholder or designated representative first takes reasonable steps to minimize the extent of any such

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required disclosure, and provided, further, that no such steps to minimize disclosure shall be required where disclosure is made (a) in response to a request by a regulatory or self-regulatory authority of competent authority or (b) in connection with an audit or examination by a bank examiner or auditor or regulatory authority and such audit or examination does not specifically reference the Company or this Agreement.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Covered Shares” means all Equity Securities of which PGHL, Pi Topco and/or the CVC Investors or the Blackstone Investors, as applicable, acquires legal or beneficial ownership, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, other than any Equity Securities purchased on the open market after the Closing Date.

“CVC Investors Designee” has the meaning assigned to such term in Section 2.2(a).

“CVC Investors Designator” means the CVC Investors, or any group of CVC Investors collectively then directly holding or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, being attributed a majority of the Common Shares held by all CVC Investors.

“CVC Investors” means the entities listed on the signature pages hereto under the heading “CVC Investors,” any Transferee that becomes party to this Agreement as a “CVC Investor” in accordance with Section 5.5 hereof, and their respective Affiliates.

“Director” means any director of the Company from time to time.

“Equity Securities” means any and all Common Shares of the Company, and any and all securities of the Company convertible into, or exchangeable or exercisable for (whether or not subject to contingencies or the passage of time, or both), such shares, and options, warrants or other rights to acquire Common Shares of the Company.

“Equity Transactions” means the transactions contemplated by the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“FTAC Designee” has the meaning assigned to such term in Section 2.2(c).

“FTAC Designators” means the FTAC Investors, who shall jointly designate the FTAC Designee.

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“FTAC Investors” means Cannae and FTAC Sponsor.

“FTAC Sponsor” means Trasimene Capital FT, LP II, a Delaware limited partnership.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Information” has the meaning set forth in Section 3.1 hereof.

“Jointly Designated Directors” has the meaning set forth in Section 2.1 hereof.

“Law” means any statute, law, ordinance, rule, treaty, code, directive, regulation, governmental approval (whether granted or required) or Governmental Order, in each case, of any Governmental Authority.

“Lock-Up Period” has the meaning set forth in Section 4.3 hereof.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of December 7, 2020, by and among Foley Trasimene Acquisition Corp. II, the Company, PGHL and the other parties thereto.

“NewCo” has the meaning set forth in Section 4.2 hereof.

“Non-Recourse Party” has the meaning set forth in Section 5.16 hereof.

“Permitted Transferee” has the meaning set forth in Section 4.3 hereof.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“PGHL” means Paysafe Group Holdings Limited, a private limited company incorporated under the laws of England and Wales.

“Pi Topco” means Pi Jersey Topco Limited, a company incorporated in Jersey.

“Plan Asset Regulation” has the meaning set forth in Section 3.3(a) hereof.

“Principal Shareholders” means (i) the CVC Investors, (ii) the Blackstone Investors and (iii) the FTAC Investors.

“Shareholder Designator” has the meaning assigned to such term in Section 2.2(d).

“Shareholder Designee” means any CVC Investors Designee, Blackstone Investors Designee or FTAC Designee.

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“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of directors comprising the Board from time to time.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“VCOC Investor” has the meaning set forth in Section 3.3(a) hereof.

“Voting Power” means, at any time, the voting power of all shares of outstanding share capital entitled to vote generally in the election of directors of the Company as of the record date for such meeting.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

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ARTICLE II.

CORPORATE GOVERNANCE MATTERS

2.1 Initial Board Composition. Effective as of the Closing Date, the Board is anticipated to be comprised of eleven Directors, as follows: (i) the Chief Executive Officer of PGHL, (ii) four Directors designated by the CVC Designator and the Blackstone Designator, (iii) four Directors jointly designated by the FTAC Designators and (iv) two Directors, to be jointly designated as mutually agreed by the CVC Designator, the Blackstone Designator and Cannae, who shall be independent as required by the Securities and Exchange Commission and applicable listing exchange rules and regulations (such two Directors, the “Jointly Designated Directors”). A majority of the Directors shall be neither a citizen nor a resident of the United States.

2.2 Election of Directors.

(a) Following the Closing Date, the CVC Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include: (i) if the CVC Investors collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed at least 7.5% of the aggregate outstanding Common Shares, two Directors and (ii) if the CVC Investors collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed at least 2.5% (but less than 7.5%) of the aggregate outstanding Common Shares, one Director, which Director may be a U.S. citizen or resident (in each case, each such person a “CVC Designee”). In addition, if the CVC Investors collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed at least 7.5% of the aggregate outstanding Common Shares, the CVC Designator shall have the right, but not the obligation, to (i) jointly with the Blackstone Designator and Cannae, designate the Jointly Designated Directors and (ii) to consent to any individual nominated for election to the Board seat initially occupied by the Chief Executive Officer of PGHL.

(b) Following the Closing Date, the Blackstone Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include: (i) if the Blackstone Investors collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed at least 7.5% of the aggregate outstanding Common Shares, two Directors and (ii) if the Blackstone Investors collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed at least 2.5% (but less than 7.5%) of the aggregate outstanding Common Shares, one Director, which Director may be a U.S. citizen or resident (in each case, each such person a “Blackstone Designee”). In addition, if the Blackstone Investors collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed at least 7.5% of the aggregate outstanding Common Shares, the Blackstone Designator shall have the right, but not the obligation, to (i) jointly with the CVC Designator and Cannae, designate the Jointly Designated Directors and (ii) to consent to any individual nominated for election to the Board seat initially occupied by the Chief Executive Officer of PGHL.

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(c) Following the Closing Date, for so long as the FTAC Investors collectively continue to hold at least 50% of the aggregate outstanding Common Shares held by such FTAC Investors as of the Closing Date, the FTAC Designators shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, four Directors and Cannae shall have the right, but not the obligation, to (i) jointly with the Blackstone Designator and the CVC Designator, designate the Jointly Designated Directors and (ii) to consent to any individual nominated for election to the Board seat initially occupied by the Chief Executive Officer of PGHL. If and when the FTAC Investors collectively hold less than 50% of the aggregate outstanding Common Shares held by the FTAC Investors as of the Closing Date, the FTAC Designators shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include: (i) if the FTAC Investors collectively hold at least 7.5% of the aggregate outstanding Common Shares, four Directors; (ii) if the FTAC Investors collectively hold at least 6.25% (but less than 7.5%) of the aggregate outstanding Common Shares, two Directors; and (iii) if the FTAC Investors collectively hold at least 2.5% (but less than 6.25%) of the aggregate outstanding Common Shares, one Director, which Director may be a U.S. citizen or resident (in each case, each such person a “FTAC Designee”). In addition, if the FTAC Investors collectively hold at least 7.5% of the aggregate outstanding Common Shares, Cannae shall have the right, but not the obligation, to (i) jointly with the Blackstone Designator and the CVC Designator, designate the Jointly Designated Directors and (ii) to consent to any individual nominated for election to the Board seat initially occupied by the Chief Executive Officer of PGHL. Further, for so long as the Company remains a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act, at any time the FTAC Designators have the right under this Section 2.2(c) to appoint more than one Director, at least one of the FTAC Designees shall be neither a citizen nor a resident of the United States.

(d) If at any time the CVC Designator, the Blackstone Designator, the FTAC Designators or Cannae (each, a “Shareholder Designator”) has designated fewer than the total number of individuals that it is then entitled to designate pursuant to Section 2.2(a), Section 2.2(b) or Section 2.2(c) hereof, the CVC Designator, the Blackstone Designator, the FTAC Designators or Cannae, as applicable, shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (i) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (ii) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies.

(e) Directors are subject to removal pursuant to the applicable provisions of the Amended and Restated Bye-Laws of the Company; provided, however, for as long as this Agreement remains in effect, the CVC Designees may only be removed with the consent of the CVC Designator, the Blackstone Designees may only be removed with the consent of the Blackstone Designator and the FTAC Designees may only be removed with the consent of the FTAC Designator, in each case delivered in accordance with Section 5.13 hereof.

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(f) In the event that a vacancy is created at any time by death, disability, retirement, removal (with or without cause), disqualification, resignation or otherwise with respect to the CVC Designees, the Blackstone Designees or the FTAC Designees, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as reasonably possible, by a new designee of the CVC Designator, the Blackstone Designator or the FTAC Designators, as applicable.

(g) The Company shall, to the fullest extent permitted by applicable Law, include in the slate of nominees recommended by the Board at any meeting of shareholders called for the purpose of electing directors (or consent in lieu of meeting), the persons designated pursuant to this Section 2.2 and use its reasonable best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof. In the event that any Shareholder Designee shall fail to be elected to the Board at any meeting of shareholders called for the purpose of electing directors (or written resolution in lieu of a meeting), the Company shall use its reasonable best efforts to cause such Shareholder Designee (or a new designee of the applicable Shareholder Designator) to be elected to the Board, as soon as possible, and the Company shall take or cause to be taken, to the fullest extent permitted by applicable Law, at any time and from time to time, all actions necessary to accomplish the same, including, without limitation, actions to effect an increase in the Total Number of Directors.

(h) Each Principal Shareholder (or PGHL and/or Pi Topco on behalf of and at the direction of any Principal Shareholder, as applicable) hereby agrees to vote in favor of and to consent to the Shareholder Designees in connection with each vote taken or written resolution executed in connection with the election of Directors to the Board, and each Principal Shareholder agrees not to seek to remove or replace the Shareholder Designees.

(i) In addition to any vote or written resolution of the Board or the shareholders of the Company required by applicable Law or the memorandum of association or bye-laws of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase the Total Number of Directors to greater than eleven (other than any increase in the Total Number of Directors in connection with the election of one or more Directors elected exclusively by the holders of one or more classes or series of the Company’s shares other than Common Shares) shall require the prior written consent of (i) the CVC Designator, for so long as the CVC Investors collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed at least 7.5% of the aggregate outstanding Common Shares, (ii) the Blackstone Designator, for so long as the Blackstone Investors collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed at least 7.5% of the aggregate outstanding Common Shares, and (iii) the FTAC Designators, for so long as the FTAC Investors collectively hold at least 7.5% of the aggregate outstanding Common Shares, in each case delivered in accordance with Section 5.13 hereof.

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2.3 Compensation. Except to the extent the CVC Designator, the Blackstone Designator or the FTAC Designators may otherwise notify the Company with respect to the CVC Designees, the Blackstone Designees or the FTAC Designees, respectively, any Shareholder Designees shall be entitled to compensation consistent with the Director compensation received by other Directors, including any fees and equity awards, provided, that (x) to the extent any Director compensation is payable in the form of equity awards, at the election of a Shareholder Designee that is an employee or affiliate of a Principal Shareholder, in lieu of any equity award, such compensation shall be paid in an amount of cash equal to the value of the equity award as of the date of the award, with any such cash subject to the same vesting terms, if any, as the equity awarded to other Directors and (y) at the election of a Shareholder Designee that is an employee or affiliate of a Principal Shareholder, any Director compensation (whether cash, equity awards and/or cash in lieu of equity as may be designated by the electing Shareholder Designee) shall be paid to a Principal Shareholder or an Affiliate thereof specified by such Shareholder Designee rather than to such Shareholder Designee. If the Company adopts a policy that Directors own a minimum amount of equity in the Company, any Shareholder Designee that is an employee or affiliate of a Principal Shareholder shall not be subject to such policy unless otherwise determined by such Principal Shareholder in its sole discretion.

2.4 Other Rights of Shareholder Designees. Except as provided in Section 2.3, each Shareholder Designee serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall, to the maximum extent permitted by applicable Law, indemnify, exculpate, and reimburse fees and expenses of the Shareholder Designees (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Shareholder Designees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the memorandum of association or bye-laws of the Company, applicable Law or otherwise.

2.5 Director Independence and Applicable Regulatory Requirements. Notwithstanding anything to the contrary herein, the parties hereto shall ensure that the composition of the Board will continue to meet all requirements for a company listed on the New York Stock Exchange (or such other stock exchange on which the Common Shares may be listed from time to time), including with respect to director independence, and any other Laws or requirements of a Governmental Authority applicable to members of the Board. In the event a Shareholder Designee is prevented from serving as a Director by a Governmental Authority with the ability to so prevent, each of the Company, Pi Topco, PGHL and each Principal Shareholder shall use their respective commercially reasonable efforts to cause such Governmental Authority to remove such restriction; provided, that, (x) there shall be no obligation for such person to be added as a member of the Board and (y) the Shareholder Designator that had designated such Shareholder Designee shall be entitled to designate a replacement Director in lieu of such person. In addition, the parties hereto acknowledge and agree that: (i) there is no agreement, arrangement or understanding for any of the Directors to vote or act together; (ii) that each Director shall act individually in respect of the matters that come before the Board consistent with the fiduciary duties of each Director; and (iii) each Director shall at all times act in accordance with applicable Law and shall refrain from taking any action which would cause the Principal Shareholders to contravene applicable Law.

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ARTICLE III.

INFORMATION; VCOC

3.1 Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. The Company shall, and shall cause its Subsidiaries to, (a) permit the Principal Shareholders and their respective designated representatives (or other designees), at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary, (b) host regular conference calls for the Principal Shareholders with senior officers of the Company upon request, and (c) provide the Principal Shareholders all information of a type, at such times and in such manner as is consistent with the Company’s past practice or that is otherwise reasonably requested by such Principal Shareholders from time to time (all such information so furnished pursuant to this Section 3.1, the “Information”). Subject to Section 3.4, any Principal Shareholder (and any party receiving Information from a Principal Shareholder) who shall receive Information shall maintain the confidentiality of such Information. Notwithstanding the foregoing, that the Company shall not be required to disclose any privileged or Confidential Information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Principal Shareholders without the loss of any such privilege or otherwise as provided for in a confidentiality agreement between the parties.

3.2 Certain Reports. The Company shall deliver or cause to be delivered to the Principal Shareholders, at their request:

(a) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b) to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Principal Shareholders; provided, however, that the Company shall not be required to disclose any privileged or Confidential Information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Principal Shareholders without the loss of any such privilege or otherwise as provided for in a confidentiality agreement.

3.3 VCOC.

(a) With respect to each Principal Shareholder or Affiliate thereof that is intended to qualify its direct or indirect investment in the Company as a “venture capital investment” as defined in the Department of Labor regulations codified at 29 CFR Section 2510.3-101 (the “Plan Asset Regulation”) (each, a “VCOC Investor”), for so long as the VCOC Investor, directly or through one or more subsidiaries, continues to hold any Common Shares (or other securities of the Company into which such Common Shares may be converted or for which such Common Shares may be exchanged), without limitation or prejudice of any of the rights provided to the Principal Shareholders hereunder, the Company shall, with respect to each such VCOC Investor:

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(i) provide each VCOC Investor or its designated representative with:

(A) upon reasonable notice and at mutually convenient times, the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries;

(B) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(C) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(D) to the extent the Company is required by applicable Law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company as soon as available; and

(E) upon written request by the VCOC Investor, copies of all materials provided to the Board, subject to appropriate protections with respect to confidentiality and preservation of attorney-client privilege; provided, that, in each case, if the Company makes the information described in clauses (B), (C) and (D) of this Section 3.3(a)(i) available through public filings on the EDGAR System or any successor or replacement system of the U.S. Securities and Exchange Commission, the requirement to deliver such information shall be deemed satisfied;

(ii) make appropriate officers and/or Directors of the Company available, and cause the officers and directors of its Subsidiaries to be made available, periodically and at such times as reasonably requested by each VCOC Investor, upon reasonable notice and at mutually convenient times, for consultation with such VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries;

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(iii) to the extent that the VCOC Investor requests to receive such information and rights, and to the extent consistent with applicable Law or listing standards (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform each VCOC Investor or its designated representative in advance with respect to any significant corporate actions, and to provide (or cause to be provided) each VCOC Investor or its designated representative with the right to consult with the Company and its Subsidiaries with respect to such actions should the VCOC Investor elect to do so; provided, however, that this right to consult must be exercised within five days after the Company informs the VCOC Investor of the proposed corporate action; provided, further, that the Company shall be under no obligation to provide the VCOC Investor with any material non-public information with respect to such corporate action; and

(iv) provide each VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine in writing to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the Plan Asset Regulation; provided that the parties agree that any such rights of consultation shall be of a nature consistent with those granted above and nothing in this Agreement shall be deemed to require the Company to grant to the VCOC Investor any additional rights with respect to the governance or management of the Company.

(b) The Company agrees to consider, in good faith, the recommendations of each VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above in this Section 3.3, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(c) In the event a VCOC Investor or any of its Affiliates Transfers all or any portion of their investment in the Company to an Affiliated entity that is intended to qualify its investment in the Company as a “venture capital investment” (as defined in the Plan Asset Regulation), such Transferee shall be afforded the same rights with respect to the Company afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

(d) In the event that the Company ceases to qualify as an “operating company” (as defined in the first sentence of 2510.3-101(c)(1) of the Plan Asset Regulation), or the investment in the Company by a VCOC Investor does not qualify as a “venture capital investment” as defined in the Plan Asset Regulation, then the Company and each Principal Shareholder will cooperate in good faith and take all reasonable actions necessary, subject to applicable Law, to preserve the VCOC status of each VCOC Investor or the qualification of the investment as a “venture capital investment,” it being understood that such reasonable actions shall not require a VCOC Investor to purchase or sell any investments.

(e) For so long as the VCOC Investor, directly or through one or more subsidiaries, continues to hold any Common Shares (or other securities of the Company into which such Common Shares may be converted or for which such Common Shares may be exchanged) and upon the written request of such VCOC Investor, without limitation or prejudice of any of the rights provided to the Principal Shareholders hereunder, the Company shall, with respect to each such VCOC Investor, furnish and deliver a letter covering the matters set forth in Sections 3.3(a), 3.3(b), 3.3(c) and 3.3(d) hereof in a form and substance satisfactory to such VCOC Investor.

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(f) In the event a VCOC Investor is an Affiliate of a Principal Shareholder, as described in Section 3.3(a) above, such affiliated entity shall be afforded the same rights with respect to the Company and afforded to the Principal Shareholder under this Section 3.3 and shall be treated, for such purposes, as a third party beneficiary hereunder.

3.4 Confidentiality. Each Principal Shareholder agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that such Principal Shareholder and its designated representatives may disclose Confidential Information to the other Principal Shareholders, to the Shareholder Designees and to (a) its Affiliates and its Affiliates’ attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with such Principal Shareholder’s investment in the Company, (b) any Person, including a prospective purchaser of Common Shares, as long as such Person has first agreed, in writing, to maintain the confidentiality of such Confidential Information, (c) any of such Principal Shareholder’s or its respective Affiliates’ partners, members, stockholders, directors, officers, employees or agents who have the need to know such Confidential Information (the Persons referenced in clauses (a), (b) and (c), a Principal Shareholder’s “designated representatives”) or (d) as the Company may otherwise consent in writing; provided, further, however, that each Principal Shareholder agrees to be responsible for any breaches of this Section 3.4 by such Principal Shareholder’s designated representatives.

3.5 Information Sharing. Each party hereto acknowledges and agrees that Shareholder Designees may share any information concerning the Company and its Subsidiaries received by them from or on behalf of the Company or its designated representatives with each Principal Shareholder and its designated representatives (subject to such Principal Shareholder’s obligation to maintain the confidentiality of Confidential Information in accordance with Section 3.4).

ARTICLE IV.

ADDITIONAL COVENANTS

4.1 Pledges or Transfers. Upon the request of any Principal Shareholder or at the request of Pi Topco or PGHL acting on behalf of and at the direction of any Principal Shareholder that wishes to (x) pledge, charge, hypothecate or grant security interests in any or all of the shares of Common Shares held by it including to banks or financial institutions as collateral or security for loans, advances or extensions of credit or (y) sell or transfer any or all of the shares of Common Shares held by it, including to a third party investor, the Company agrees to cooperate with such Principal Shareholder or at the request of Pi Topco or PGHL acting on behalf of and at the direction of any Principal Shareholder, as applicable, in taking any action reasonably necessary to consummate any such pledge, charge, hypothecation, grant or transfer, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders), instructing the transfer agent to transfer any such Common Shares subject to the pledge, charge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends and cooperating in diligence or other matters as may reasonably requested by any Principal Shareholder in connection with a proposed transfer.

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4.2 Spin-Offs or Split-Offs. In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Principal Shareholder or Pi Topco or PGHL (on behalf of any Principal Shareholder) will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a Shareholders agreement with the Principal Shareholders, Pi Topco and PGHL that provides the Principal Shareholders and Pi Topco or PGHL, as applicable, with rights vis-à-vis such NewCo that are substantially identical to those set forth in this Agreement.

4.3 Lock-Up. For the period beginning on the Closing Date until the earlier of (i) 180 days thereafter or (ii) if the VWAP of the Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, 60 days thereafter (such applicable period, the “Lock-Up Period”), the CVC Investors and the Blackstone Investors shall not, and shall cause any other holder of record of any of the CVC Investors’ and the Blackstone Investors’ Covered Shares not to, Transfer any of the CVC Investors’ and the Blackstone Investors’ Covered Shares. Notwithstanding the immediately preceding sentence, post-Closing Transfers of Covered Shares that are held by any of the CVC Investors, the Blackstone Investors or any of their Permitted Transferees (as defined below) that have entered into a written agreement contemplated by the proviso in this Section 4.3 are permitted (i) to any investment fund or other entity controlled or managed by such CVC Investor or Blackstone Investor, as applicable, to such CVC Investor’s or Blackstone Investor’s, as applicable, officers or directors, any Affiliates or family members of any of such CVC Investor’s or Blackstone Investor’s, as applicable, officers or directors, any limited partners, members or stockholders of such CVC Investor or Blackstone Investor, as applicable, or any Affiliates of the CVC Investors or the Blackstone Investors, as applicable, or any employees of such Affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family, an Affiliate of such Person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the Laws of the jurisdiction of incorporation or formation of such CVC Investor or Blackstone Investor, as applicable, or the organizational documents of such CVC Investor or Blackstone Investor, as applicable, as amended from time to time, upon dissolution of such CVC Investor or Blackstone Investor, as applicable; or (vi) in the event of the Company’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in the holders of all of the Common Shares having the right to exchange their shares for cash, securities or other property subsequent to the completion of the Equity Transactions (including the entry into an agreement in connection with such liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction); provided, however, that each transferee contemplated by clauses (i) through (v) (each, a “Permitted Transferee”) must enter into a written agreement with the Company agreeing to be bound by the restrictions in this Section 4.3. The parties hereto agree that, if the lock-up provisions in Section 6(b) of the Sponsor Agreement, dated as of December 7, 2020 by and among Foley

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Trasimene Acquisition Corp. II, Paysafe Limited, Paysafe Bermuda Holding LLC and the other parties that are signatories thereto are modified in a manner that is favorable to the FTAC Investors, the corresponding modifications shall automatically apply to this Section 4.3. Any Transfer in violation of the provisions of this Section 4.3 shall be null and void ab initio and of no force or effect.

ARTICLE V.

GENERAL PROVISIONS

5.1 Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Principal Shareholders, as provided under Section 5.3, and except for Section 3.3 hereof, this Agreement, excluding Article V hereof, shall terminate with respect to each Principal Shareholder at such time as such Principal Shareholder and its Affiliates collectively directly hold or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed less than 2.5% of the aggregate outstanding Common Shares or such earlier time as such Principal Shareholder shall deliver a written notice to the Company requesting that this Agreement terminate with respect to such Principal Shareholder in accordance with Section 5.3(d). The VCOC Investors shall advise the Company when they collectively first cease to hold any Common Shares (or other securities of the Company into which such Common Shares may be converted or for which such Common Shares may be exchanged), whereupon Section 3.3 hereof shall terminate.

5.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by facsimile (receipt confirmed) and one (1) Business Day after deposit with a reputable overnight courier service.

The Company’s, Pi Topco’s and PGHL’s address is:

c/o Paysafe Limited

25 Canada Square, 27th Floor

London, United Kingdom E14 5LQ

Attention: Elliott Wiseman, General Counsel & Chief Compliance Officer

Email:

If to any of the Principal Shareholders, to such Principal Shareholder’s address at set forth on Schedule A hereto.

5.3 Amendment; Waiver. (a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and Principal Shareholders holding a majority of the aggregate outstanding Common Shares then held by the Principal Shareholders in the aggregate; provided, however, that any modification or amendment (i) to

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Section 2.1, Section 2.2 or this Section 5.3 shall also require the approval of the CVC Designator, the Blackstone Designator and the FTAC Designators and (ii) that would adversely affect the rights of any of the CVC Investors, the Blackstone Investors or the FTAC Investors hereunder shall also require the approval of the CVC Investors, the Blackstone Investors or the FTAC Investors, as applicable.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in in the specific instance in which it is given.

(d) Each Principal Shareholder, in such Principal Shareholder’s sole discretion, may withdraw from this Agreement at any time by written notice to the Company. Thereafter, such Principal Shareholder shall cease to be a party to this Agreement, shall have no further rights or obligations hereunder and none of the terms or provisions hereof shall have any continuing force and effect with respect to such Principal Shareholder; provided, that until the expiration of the Lock-Up Period, the transfer restrictions set forth in Section 4.3 shall survive any such withdrawal and shall continue to apply to the Covered Shares of such withdrawing Principal Shareholder as if it were a party hereto.

(e) Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

5.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Principal Shareholder being deprived of the rights contemplated by this Agreement.

5.5 Assignment. The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto; provided, however, that each Principal Shareholder may, without the consent of the Company or any other Person, assign its rights and obligations under Section 2.2 of this Agreement, in whole or in part, to any Transferee of Common Shares so long as (i) any right to designate Directors to the Board will not result in the Transferee receiving the right to designate more than two Directors where such designation rights would result in the Transferee receiving the right to designate a percentage of the Total

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Number of Directors that is greater than the percentage of the aggregate outstanding Common Shares held by such Transferee after giving effect to such Transfer and (ii) such Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to become a party to and to be bound by certain or all, as applicable, of the provisions of this Agreement as a “CVC Investor” or “Blackstone Investor,” as applicable, hereunder, whereupon such Transferee shall be deemed a “CVC Investor” or “Blackstone Investor,” as applicable, hereunder. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

5.6 Third Parties. Except as provided for in Article III with respect to any VCOC Investor that is an Affiliate of a Principal Shareholder, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

5.7 Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.8 Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 5.8, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

5.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to seek specific performance of this Agreement without the posting of a bond.

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5.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.13 Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, a Shareholder Designator hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 5.2 hereof by such Shareholder Designator as of the latest date any such notice is so provided to the Company.

5.14 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.15 Effectiveness. This Agreement shall become effective upon the Closing Date.

5.16 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:
PAYSAFE LIMITED

By:

Name:
Title:

PI TOPCO:

PI JERSEY TOPCO LIMITED

By:

Name:
Title:

PGHL:

PAYSAFE GROUP HOLDINGS LIMITED

By:

Name:
Title:

[Signature Page to Shareholders Agreement]

CVC INVESTORS:

PI HOLDINGS JERSEY LIMITED

By:
Name: Title:

PI SYNDICATION LP By: Pi Syndication GP Limited, its general partner

By:
Name: Title:

[Signature Page to Shareholders Agreement]

BLACKSTONE INVESTORS:

BCP PI AGGREGATOR (CAYMAN) L.P.

By: BCP VII Holdings Manager (Cayman) L.L.C., its general partner

By: Blackstone Management Associates (Cayman) VII L.P., its managing member

By: BCP VII GP L.L.C., its general partner

By:
Name: Title:

BCP VII CO-INVEST – STAR (CAYMAN) L.P. By: Blackstone Management Associates (Cayman) VII L.P., its general partner By: BCP VII GP L.L.C., its general partner

By:
Name: Title:

[Signature Page to Shareholders Agreement]

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) VII – ESC L.P. By: BCP VII GP L.L.C., its general partner

By:
Name: Title:

BLACKSTONE PI CO-INVEST (CAYMAN) L.P. By: Blackstone Management Associates (Cayman) VII L.P., its general partner By: BCP VII GP L.L.C., its general partner

By:
Name: Title:

[Signature Page to Shareholders Agreement]

FTAC INVESTORS:

CANNAE HOLDINGS, LLC

By:
Name: Title:

TRASIMENE CAPITAL FT, LP II By: Trasimene Capital FT, LLC II, its general partner

By:
Name: Title:

[Signature Page to Shareholders Agreement]

SCHEDULE A

Principal Shareholder Name	Address for service of notices
CVC Investors

For the attention of: Peter Rutland

Address: 27 Esplanade St Helier, Jersey JE1 1SG

E-mail address:

with a copy to:

Latham & Watkins

For the attention of: David Walker and Kem Ihenacho

Address: 99 Bishopsgate, London EC2M 3XF

E-mail address: david.walker@lw.com; kem.ihenacho@lw.com

and

Simpson Thacher & Bartlett LLP

For the attention of: Joshua Ford Bonnie, William R. Golden III, Elizabeth Cooper and Katherine Krause

Address: 900 G Street NW, Washington, DC 20001; 425 Lexington Avenue, New York, NY 10017

E-mail address: jbonnie@stblaw.com; wgolden@stblaw.com; ecooper@stblaw.com; katherine.krause@stblaw.com

Blackstone Investors

For the attention of: Martin Brand

Address: [c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Island]

E-mail address:

with a copy to:

Latham & Watkins

For the attention of: David Walker and Kem Ihenacho

Address: 99 Bishopsgate, London EC2M 3XF

E-mail address: david.walker@lw.com; kem.ihenacho@lw.com

and

Simpson Thacher & Bartlett LLP

For the attention of: Joshua Ford Bonnie, William R. Golden III, Elizabeth Cooper and Katherine Krause

Address: 900 G Street NW, Washington, DC 20001; 425 Lexington Avenue, New York, NY 10017

E-mail address: jbonnie@stblaw.com; wgolden@stblaw.com; ecooper@stblaw.com; katherine.krause@stblaw.com

FTAC Investors

For the attention of: Michael L. Gravelle

Address: 1701 Village Center Circle, Las Vegas, NV 89134

E-mail address:

with a copy to:

Weil, Gotshal & Manges LLP

For the attention of: Michael J. Aiello; Eoghan P. Keenan

Address: 767 Fifth Avenue, New York, NY 10153

E-mail address: michael.aiello@weil.com; Eoghan.keenan@weil.com

Exhibit E

FINAL FORM

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is made and entered into as of [•], 202[•] among PAYSAFE LIMITED, an exempted limited company incorporated under the laws of Bermuda (the “Company”), PI JERSEY TOPCO LIMITED, a company incorporated in Jersey (“Pi Topco”), PAYSAFE GROUP HOLDINGS LIMITED, a private limited company incorporated under the laws of England and Wales (“PGHL”) and the persons identified on Schedule A hereto (together with their respective affiliates, successors and permitted assigns, collectively, the “Investors” and, each individually, an “Investor”).

WHEREAS, Pi Topco and certain of the Investors previously entered into the Registration Rights Agreement, dated as of December 27, 2017 (the “Original Agreement”); and

WHEREAS, the Original Agreement may be amended by the holders of a majority of the Registrable Securities (as defined below) and parties to the Original Agreement representing a majority of the Registrable Securities now desire to enter into this Agreement to amend and restate the Original Agreement in its entirety as more fully set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties hereto agree as follows:

1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Board” means the board of directors (or any successor governing body) of the Company.

“Closing Date” means the date of this Agreement.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act and the Exchange Act at the time.

“Company” has the meaning set forth in the preamble and includes the Company’s successors by merger, amalgamation, acquisition, reorganization or otherwise.

“Controlling Person” has the meaning set forth in Section 5(g).

“Demand Registration” has the meaning set forth in Section 2(c).

“DTCDRS” has the meaning set forth in Section 5(r).

“Effectiveness Deadline” has the meaning set forth in Section 2(b).

“Equity Securities” means all of the issued equity securities of the Company from time to time (including any warrants or any shares issuable upon exercise of such warrants and any other shares issued or issuable with respect thereto (whether by way of a share dividend or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event with respect to the Equity Securities)).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Francisco Partners Investors” means Francisco Partners IV, L.P and Francisco Partners IV-A, L.P. and their respective affiliates, successors and permitted assigns.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Initial Registrable Securities” has the meaning set forth in Section 5(a)(ii).

“Initial Registrable Statement” has the meaning set forth in Section 5(a)(ii).

“Inspectors” has the meaning set forth in Section 5(h).

“Investors” has the meaning set forth in the preamble.

“Long-Form Registration” has the meaning set forth in Section 2(a).

“New Registration Statement” has the meaning set forth in Section 5(a)(ii).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“PGHL” has the meaning set forth in the preamble and includes PGHL’s successors by merger, amalgamation, acquisition, reorganization or otherwise.

“Pi Topco” has the meaning set forth in the preamble and includes Pi Topco’s successors by merger, amalgamation, acquisition, reorganization or otherwise.

“Piggyback Registration” has the meaning set forth in Section 3(a).

“Piggyback Registration Statement” has the meaning set forth in Section 3(a).

“Piggyback Shelf Registration Statement” has the meaning set forth in Section 3(a).

“Piggyback Shelf Takedown” has the meaning set forth in Section 3(a).

“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rule 430A under the Securities Act or any successor rule thereto), as amended or supplemented by any prospectus supplement, including any Shelf Supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Records” has the meaning set forth in Section 5(h).

“Registrable Securities” means (a) any Equity Securities beneficially owned or otherwise held directly or indirectly by any of the Investors, (b) any Equity Securities that are directly held or indirectly, as set forth in the books and records of PGHL or Pi Topco, as applicable, are attributed to an Investor, (c) any Equity Securities in which other shareholders of PGHL or Pi Topco, as applicable, directly hold or indirectly, as set

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forth in the books and records of PGHL or Pi Topco, as applicable, are attributed an interest, over which an Investor has the right to direct a sale as set forth in the books and records of PGHL or Pi Topco, as applicable, and (d) any Equity Securities issued or issuable with respect to any shares described in subsections (a) through (c) above by way of a share dividend or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Equity Securities (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) the Commission has declared a Registration Statement covering such securities effective and such securities have been disposed of pursuant to such effective Registration Statement, or (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act are met.

“Registration Date” means the date on which the Company becomes subject to Section 13(a) or Section 15(d) of the Exchange Act.

“Registration Statement” means any registration statement of the Company, including the Prospectus, amendments and supplements (including Shelf Supplements) to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement.

“Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions and share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder of Registrable Securities, except for the fees and disbursements of counsel for the holders of Registrable Securities required to be paid by the Company pursuant to Section 6.

“Shelf Registration” has the meaning set forth in Section 2(c).

“Shelf Registration Statement” has the meaning set forth in Section 2(c).

“Shelf Supplement” has the meaning set forth in Section 2(d).

“Shelf Takedown” has the meaning set forth in Section 2(d).

“Shelf Takedown Notice” has the meaning set forth in Section 2(d).

“Short-Form Registration” has the meaning set forth in Section 2(c).

“Target Filing Date” has the meaning set forth in Section 2(c).

2. Registration.

(a) To the extent that a Registration Statement filed pursuant to Section 2(b) or a Shelf Registration Statement is not available to effect the proposed transaction, each Investor may request that the Company register under the Securities Act all or any portion of its Registrable Securities pursuant to a Registration Statement on Form F-1, S-1 or any successor form thereto with respect to a underwritten public offering of Registrable Securities (each, a “Long-Form Registration”). Each request for a Long-Form Registration shall

3

specify the number of Registrable Securities requested to be included in the Long-Form Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than 10 days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have 10 days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall prepare and file with (or confidentially submit to) the Commission a Registration Statement on Form F-1, S-1 or any successor form thereto covering all of the Registrable Securities that the holders thereof have requested to be included in such Long-Form Registration within 60 days after the date on which the initial request is given and shall use its best efforts to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter.

(b) The Company shall, as soon as practicable, but in any event within forty-five (45) days after the Closing Date, file (or confidentially submit) a Registration Statement to permit the public resale of all the Registrable Securities held by the Investors from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2(b) and shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) the 105th day (or 165th day if the Commission notifies the Company that it will “review” the Registration Statement) following the Closing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2(b) shall be on Form F-3 or S-3, or if Form F-3 or S-3 is not then available to the Company, on Form F-1 or S-1 or such other form of registration statement as is then available to effect a registration for the sale or resale of such Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule or provision similar thereto adopted by the Commission, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Investor to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor rule or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2(b) shall provide for the sale or resale pursuant to any method or combination of methods legally available to, and requested by, the Investors. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to Section 2(b) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement or Shelf Registration Statement is continuously available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2(b), but in any event within one (1) business day of such date, the Company shall notify the Investors of the effectiveness of such Registration Statement. If, after the filing such Registration Statement, a holder of Registrable Securities requests registration under the Securities Act of additional Registrable Securities pursuant to such Registration Statement, the Company shall amend such Registration Statement to cover such additional Registrable Securities.

(c) The Company shall use its best efforts to qualify and remain qualified to register the offer and sale of securities under the Securities Act pursuant to a Registration Statement on Form F-3, S-3 or any successor form thereto. As soon as practicable after the date hereof, but not later than the Target Filing Date, the Company shall (i) prepare and file with (or confidentially submit to) the Commission a Registration Statement on Form F-3 , S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration Statement”) that covers all Registrable Securities then outstanding for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”) and (ii) use its best efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable thereafter. In addition, the Company shall use its best efforts to cause a Shelf Registration Statement filed pursuant to Section 2(c) to remain effective, and to be supplemented and amended to the extent necessary

4

to ensure that such Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement (if the Company is eligible to file a Shelf Registration Statement) or other Registration Statement (if the Company is not so eligible) is continuously available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. For purposes hereof, “Target Filing Date” shall mean the date which is 30 days after the Company becomes qualified to register the offer and sale of securities under the Securities Act pursuant to a Shelf Registration Statement. If, after the filing of a Shelf Registration Statement, a holder of Registrable Securities requests registration under the Securities Act of additional Registrable Securities pursuant to such Shelf Registration, the Company shall amend such Shelf Registration Statement to cover such additional Registrable Securities. At such time as the Company shall have qualified for the use of a Registration Statement on Form F-3, S-3 or any successor form thereto, the holders of Registrable Securities shall have the right to request an unlimited number of registrations under the Securities Act of all or any portion of their Registrable Securities pursuant to a Registration Statement on Form F-3, S-3 or any similar short-form Registration Statement (each, a “Short-Form Registration” and, collectively with each Long-Form Registration and Shelf Registration (as defined below), a “Demand Registration”). Each request for a Short-Form Registration shall specify the number of Registrable Securities requested to be included in the Short-Form Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than 10 days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have 10 days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall prepare and file with (or confidentially submit to) the Commission a Registration Statement on Form F-3, S-3 or any successor form thereto covering all of the Registrable Securities that the holders thereof have requested to be included in such Short-Form Registration within 30 days after the date on which the initial request is given and shall use its best efforts to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter.

(d) At any time that a Shelf Registration Statement is effective, if a holder of Registrable Securities covered by such Shelf Registration Statement delivers a notice to the Company (a “Shelf Takedown Notice”) stating that the holder intends to effect an offering of all or part of its Registrable Securities included in such Shelf Registration Statement (a “Shelf Takedown”) and the Company is eligible to use such Shelf Registration Statement for such Shelf Takedown, then the Company shall take all actions reasonably required, including amending or supplementing (a “Shelf Supplement”) such Shelf Registration Statement, to enable such Registrable Securities to be offered and sold as contemplated by such Shelf Takedown Notice. Each Shelf Takedown Notice shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. Upon receipt of a Shelf Takedown Notice, the Company shall promptly (but in no event later than five (5) business days, or, in the case of an underwritten overnight “block trade”, two (2) business days, following receipt thereof) deliver notice of such Shelf Takedown Notice to all other holders of Registrable Securities who shall then have five (5) business days, or, in the case an underwritten overnight “block trade,” one (1) business day, from the date such notice is given to notify the Company in writing of their desire to be included in such Shelf Takedown. The Company shall prepare and file with the Commission a Shelf Supplement as soon as practicable after the date on which it received the Shelf Takedown Notice and, if such Shelf Supplement is an amendment to such Shelf Registration Statement, shall use its best efforts to cause such Shelf Supplement to be declared effective by the Commission as soon as practicable thereafter.

(e) The Company shall not be obligated to effect any Long-Form Registration (x) within 90 days after the effective date of a previous Long-Form Registration or Shelf Takedown or a previous Piggyback Registration in which holders of Registrable Securities were permitted to register the offer and sale under the Securities Act, and actually sold, all of the shares of Registrable Securities requested to be included therein (y) or while a lock-up agreement pursuant to Section 4 or any other lock-up agreement relating to such holder’s Registrable Securities is in effect. Notwithstanding anything otherwise to the contrary herein, the Company shall not be required to provide notice of any requested underwritten public offering to any holders of Registrable Securities whose shares are subject to any applicable lock-up arrangements at the time of such request, and any such holders shall not have the right to receive information on or participate in any such underwritten public offering.

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The Company may postpone for up to 90 days the filing or effectiveness of a Registration Statement for a Demand Registration or the filing of a Shelf Supplement for a Shelf Takedown if the Board determines in its reasonable good faith judgment that such Demand Registration or Shelf Takedown would (i) materially interfere with a significant acquisition, corporate reorganization, financing, securities offering or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act. The Company may delay a Demand Registration or Shelf Takedown pursuant to the immediately preceding sentence only once in any period of 12 consecutive months.

(f) If the holders of the Registrable Securities initially requesting a Demand Registration or Shelf Takedown elect to distribute the Registrable Securities covered by their request in an underwritten offering, they shall so advise the Company as a part of their request made pursuant to Section 2(a), Section 2(b), Section 2(c) or Section 2(d), and the Company shall include such information in its notice to the other holders of Registrable Securities. The holders of a majority of the Registrable Securities initially requesting the Demand Registration or Shelf Takedown shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

(g) The Company shall not include in any Demand Registration or Shelf Takedown any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such Demand Registration or Shelf Takedown, which consent shall not be unreasonably withheld or delayed. If a Demand Registration or Shelf Takedown involves an underwritten offering and the managing underwriter of the requested Demand Registration or Shelf Takedown advises the Company and the holders of Registrable Securities in writing that in its reasonable and good faith opinion the number of shares of Equity Securities proposed to be included in the Demand Registration or Shelf Takedown, including all Registrable Securities and all other shares of Equity Securities proposed to be included in such underwritten offering, exceeds the number of shares of Equity Securities which can be sold in such underwritten offering and/or the number of shares of Equity Securities proposed to be included in such Demand Registration or Shelf Takedown would adversely affect the price per share of the Equity Securities proposed to be sold in such underwritten offering, the Company shall include in such Demand Registration or Shelf Takedown (i) first, the shares of Equity Securities that the holders of Registrable Securities propose to sell, and (ii) second, the shares of Equity Securities proposed to be included therein by any other Persons (including shares of Equity Securities to be sold for the account of the Company and/or other holders of Equity Securities) allocated among such Persons in such manner as they may agree. If the managing underwriter determines that less than all of the Registrable Securities proposed to be sold can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder.

3. Piggyback Registration.

(a) Whenever the Company proposes to offer or sell any shares of its Equity Securities pursuant to a registered offering under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form F-4, S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more shareholders of the Company and the form of Registration Statement (a “Piggyback Registration Statement”) to be used may be used for any registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice (in any event no later than ten (10) business days prior to either the filing of such Registration Statement or, with respect to a Piggyback Shelf Takedown, the filing of a prospectus supplement to the applicable Piggyback Shelf Registration Statement) to the holders of Registrable Securities of its intention to effect such

6

a registration and, subject to Section 3(b) and Section 3(c), shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion from the holders of Registrable Securities within five (5) business days after the Company’s notice has been given to each such holder. A Piggyback Registration shall not be considered a Demand Registration for purposes of Section 2. If any Piggyback Registration Statement pursuant to which holders of Registrable Securities have registered the offer and sale of Registrable Securities is a Registration Statement on Form F-3, S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), such holder(s) shall have the right, but not the obligation, to be notified of and to participate in any offering under such Piggyback Shelf Registration Statement (a “Piggyback Shelf Takedown”).

(b) If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company and the holders of Registrable Securities (if any holders of Registrable Securities have elected to include Registrable Securities in such Piggyback Registration or Piggyback Shelf Takedown) in writing that in its reasonable and good faith opinion the number of shares of Equity Securities proposed to be included in such registration or takedown, including all Registrable Securities and all other shares of Equity Securities proposed to be included in such underwritten offering, exceeds the number of shares of Equity Securities which can be sold in such offering and/or that the number of shares of Equity Securities proposed to be included in any such registration or takedown would adversely affect the price per share of the Equity Securities to be sold in such offering, the Company shall include in such registration or takedown (i) first, the shares of Equity Securities that the Company proposes to sell; (ii) second, the shares of Equity Securities requested to be included therein by holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of Registrable Securities owned by each such holder or in such manner as they may otherwise agree; and (iii) third, the shares of Equity Securities requested to be included therein by holders of Equity Securities other than holders of Registrable Securities, allocated among such holders in such manner as they may agree.

(c) If a Piggyback Registration or Piggyback Shelf Takedown is initiated as an underwritten offering on behalf of a holder of Equity Securities other than Registrable Securities, and the managing underwriter advises the Company in writing that in its reasonable and good faith opinion the number of shares of Equity Securities proposed to be included in such registration or takedown, including all Registrable Securities and all other shares of Equity Securities proposed to be included in such underwritten offering, exceeds the number of shares of Equity Securities which can be sold in such offering and/or that the number of shares of Equity Securities proposed to be included in any such registration or takedown would adversely affect the price per share of the Equity Securities to be sold in such offering, the Company shall include in such registration or takedown (i) first, the shares of Equity Securities requested to be included therein by the holder(s) requesting such registration or takedown and by the holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of shares of Equity Securities other than the Registrable Securities (on a fully diluted, as converted basis) and the number of Registrable Securities, as applicable, owned by all such holders or in such manner as they may otherwise agree; and (ii) second, the shares of Equity Securities requested to be included therein by other holders of Equity Securities, allocated among such holders in such manner as they may agree.

(d) If any Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company, the Company shall, subject to the prior written consent of the holders of a majority of the Registrable Securities included in such Piggyback Registration or Piggyback Shelf Takedown, which consent shall not be unreasonably withheld or delayed, select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

4. Lock-up Agreement. In connection with any registered offering of the Equity Securities or other equity securities of the Company, and upon the request of the managing underwriter in such offering, each holder of Registrable Securities agrees to execute a customary lock-up agreement. The Company shall cause its executive officers and its directors, which directors are selling Equity Securities in such offering (as applicable) and shall use reasonable best efforts to cause other holders of Equity Securities who beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement) 10% or more of the then outstanding Equity Securities and holders of any of the Registrable Securities participating in such offering, to enter into lock-up agreements that contain restrictions that are no less restrictive than the restrictions contained in the lock-up agreements executed by the holders of Registrable Securities. Each holder of Registrable Securities agrees to execute

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and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Notwithstanding anything to the contrary contained in this Section 4, each holder of Registrable Securities shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 4 in the event and to the extent that the managing underwriter or the Company permit any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, director or holder of greater than 10% of the outstanding Equity Securities.

5. Registration Procedures. If and whenever the holders of Registrable Securities request that the offer and sale of any Registrable Securities be registered under the Securities Act or any Registrable Securities be distributed in a Shelf Takedown pursuant to the provisions of this Agreement, the Company shall use its best efforts to effect the registration of the offer and sale of such Registrable Securities under the Securities Act in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as soon as practicable and as applicable:

(a) subject to Section 2(a), Section 2(b), Section 2(c) and Section 2(d), (i) prepare and file with the Commission a Registration Statement covering such Registrable Securities and use its best efforts to cause such Registration Statement to be declared effective; and (ii) if (A) the Company has filed a Registration Statement (the “Initial Registration Statement”) with the Commission that covers Registrable Securities (the “Initial Registrable Securities”), (B) pursuant to Rule 415(a)(5) under the Securities Act or any successor rule thereto, the Initial Registration Statement may no longer be used for offers and sales of any of the Initial Registrable Securities, and (C) any of the Initial Registrable Securities are Registrable Securities at the time that (B) above occurs, the Company shall prepare and file with the Commission within the time limits required by Rule 415 under the Securities Act or any successor rule thereto a new Registration Statement covering any Initial Registrable Securities that have not ceased to be Registrable Securities for an offering to be made on a delayed on continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “New Registration Statement”) and shall use its best efforts to cause such New Registration Statement to be declared effective by the Commission as soon as practicable thereafter;

(b) (i) in the case of a Long-Form Registration or a Short-Form Registration, prepare and file with the Commission such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than 180 days, or if earlier, until all of such Registrable Securities have been disposed of and to comply with the provisions of the Securities Act with respect to the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement; and (ii) in the case of a Shelf-Registration, prepare and file with the Commission such amendments, post-effective amendments and supplements, including Shelf Supplements, to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto for a period ending on the earlier of (i) 36 months after the effective date of such Registration Statement and (ii) the date on which all the Registrable Securities subject thereto have been sold pursuant to such Registration Statement;

(c) within a reasonable time before filing such Registration Statement, Prospectus or amendments or supplements thereto with the Commission, furnish to one counsel selected by holders of a majority of such Registrable Securities copies of such documents proposed to be filed, which documents shall be subject to the review, comment and approval of such counsel;

(d) notify each selling holder of Registrable Securities, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement, including a Shelf Supplement, to any Prospectus forming a part of such Registration Statement has been filed with the Commission;

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(e) furnish to each selling holder of Registrable Securities such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto, including a Shelf Supplement (in each case including all exhibits and documents incorporated by reference therein), and such other documents as such seller may request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(f) use its best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any selling holder requests and do any and all other acts and things which may be necessary or advisable to enable such holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders; provided, that the Company shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 5(f);

(g) notify each selling holder of such Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact or omit any fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and, at the request of any such holder, the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(h) make available for inspection by any selling holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such Registration Statement;

(i) provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such registration;

(j) use its best efforts to cause such Registrable Securities to be listed on each securities exchange on which the Equity Securities is then listed or, if the Equity Securities is not then listed, on a national securities exchange selected by the holders of a majority of such Registrable Securities;

(k) in connection with an underwritten offering, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as the holders of such Registrable Securities or the managing underwriter of such offering request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making appropriate officers of the Company available to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities));

(l) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make available to its shareholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than 30 days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such Registration Statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 20-F, 6-K, 10-K, 10-Q and 8-K, as applicable, under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and

9

(m) furnish to each selling holder of Registrable Securities and each underwriter, if any, with (i) a written legal opinion of the Company’s outside counsel, dated the closing date of the offering, in form and substance as is customarily given in opinions of the Company’s counsel to underwriters in underwritten registered offerings; and (ii) on the date of the applicable Prospectus, on the effective date of any post-effective amendment to the applicable Registration Statement and at the closing of the offering, dated the respective dates of delivery thereof, a “comfort” letter signed by the Company’s independent certified public accountants in form and substance as is customarily given in accountants’ letters to underwriters in underwritten registered offerings;

(n) without limiting Section 5(f), use its best efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the holders of such Registrable Securities to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof;

(o) notify the holders of Registrable Securities promptly of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus or for additional information;

(p) advise the holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued;

(q) permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a “controlling person” (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (a “Controlling Person”) of the Company, to participate in the preparation of such Registration Statement and to require the insertion therein of language, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

(r) cooperate with the holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Registration Statement or Rule 144 free of any restrictive legends and representing such number of shares of Equity Securities and registered in such names as the holders of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement or Rule 144; provided, that the Company may satisfy its obligations hereunder without issuing physical share certificates through the use of The Depository Trust Company’s Direct Registration System (the “DTCDRS”);

(s) not later than the effective date of such Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company; provided, that the Company may satisfy its obligations hereunder without issuing physical share certificates through the use of the DTCDRS;

(t) take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable; and

(u) otherwise use its best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

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6. Expenses. All expenses (other than Selling Expenses) incurred by the Company in complying with its obligations pursuant to this Agreement and in connection with the registration and disposition of Registrable Securities shall be paid by the Company, including, without limitation, all (i) registration and filing fees (including, without limitation, any fees relating to filings required to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are listed or quoted); (ii) underwriting expenses (other than fees, commissions or discounts); (iii) expenses of any audits incident to or required by any such registration; (iv) fees and expenses of complying with securities and “blue sky” laws (including, without limitation, fees and disbursements of counsel for the Company in connection with “blue sky” qualifications or exemptions of the Registrable Securities); (v) printing expenses; (vi) messenger, telephone and delivery expenses; (vii) fees and expenses of the Company’s counsel and accountants; (viii) Financial Industry Regulatory Authority, Inc. filing fees (if any); and (ix) fees and expenses of one counsel for the holders of Registrable Securities participating in such registration as a group (selected by the holders of a majority of the Registrable Securities included in the registration). In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and the expense of any annual audits. All Selling Expenses relating to the offer and sale of Registrable Securities registered under the Securities Act pursuant to this Agreement shall be borne and paid by the holders of such Registrable Securities, in proportion to the number of Registrable Securities included in such registration for each such holder.

7. Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities, such holder’s officers, directors, managers, members, partners, shareholders and Affiliates, each underwriter, broker or any other Person acting on behalf of such holder of Registrable Securities and each other Controlling Person, if any, who controls any of the foregoing Persons, against all losses, claims, actions, damages, liabilities and expenses, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage or liability, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished such holder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities. This indemnity shall be in addition to any liability the Company may otherwise have.

(b) In connection with any registration in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify and hold harmless, the Company, each director of the Company, each officer of the Company who shall sign such Registration Statement, each underwriter, broker or other Person acting on behalf of the holders of Registrable Securities and each Controlling Person who controls any of the foregoing Persons against any losses, claims, actions, damages, liabilities or expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing

11

prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; provided, that the obligation to indemnify shall be several, not joint and several, for each holder and shall not exceed an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such holder from the sale of Registrable Securities pursuant to such Registration Statement. This indemnity shall be in addition to any liability the selling holder may otherwise have.

(c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 7, such indemnified party shall, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense of the claims in any such action that are subject or potentially subject to indemnification hereunder, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after written notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, that, if (i) any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (ii) such action seeks an injunction or equitable relief against any indemnified party or involves actual or alleged criminal activity, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party’s prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Controlling Person of such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party.

(d) If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each holder of Registrable Securities, to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other similar federal or state securities laws or rule or regulation promulgated thereunder applicable to the Company and relating to action

12

or inaction required of the Company in connection with any applicable registration, qualification or compliance was perpetrated by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

8. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided, that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder, such holder’s ownership of its shares of Equity Securities to be sold in the offering and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 7.

9. Rule 144 Compliance.

(a) With a view to making available to the holders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration, the Company shall:

(i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Registration Date;

(ii) use best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, at any time after the Registration Date; and

(iii) furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as such holder may request in connection with the sale of Registrable Securities without registration.

(b) In the event that shareholders of Pi Topco acquire Equity Securities in respect of or on account of their shares in Pi Topco, whether by way of a share dividend or share split or in exchange for or upon conversion of such shares in Pi Topco or in connection with a combination of shares, distribution, recapitalization, merger, amalgamation, consolidation, other reorganization or other similar event at Pi Topco, and the recipients of such Equity Securities would not be permitted to resell such Equity Securities without the imposition of an additional holding period under Rule 144, the Company shall, as soon practicable thereafter, file with the Commission (at the Company’s sole cost and expense) a Registration Statement (or a post-effective amendment or supplement to an existing Registration Statement) and use its commercially reasonable efforts to have the Registration Statement declared effective (or the applicable post-effective amendment or supplement, as applicable) as soon as practicable after the filing thereof.

10. Preservation of Rights. The Company shall not (a) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder, or (b) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the holders of Registrable Securities in this Agreement.

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11. Termination. This Agreement shall terminate and be of no further force or effect when there shall no longer be any Registrable Securities outstanding; provided, that the provisions of Section 6 and Section 7 shall survive any such termination.

12. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

If to the Company, PGHL or Pi Topco:

Name:	c/o Paysafe Limited

For the attention of:	Martin Brand and Peter Rutland

Address:	25 Canada Square, 27th Floor

London, United Kingdom E14 5LQ

E-mail address:

with a copy to:

Name:	Latham & Watkins

For the attention of:	David Walker and Kem Ihenacho

Address:	99 Bishopsgate, London EC2M 3XF

E-mail address:	david.walker@lw.com; kem.ihenacho@lw.com

and

Name:	Simpson Thacher & Bartlett LLP

For the attention of:	Joshua Ford Bonnie, William R. Golden III, Elizabeth Cooper and Katherine Krause

Address:	900 G Street NW, Washington, DC 20001; 425 Lexington Avenue, New York, NY 10017

E-mail address:	jbonnie@stblaw.com; wgolden@stblaw.com; ecooper@stblaw.com; katherine.krause@stblaw.com

If to any Investor, to such Investor’s address as set forth on Schedule A hereto.

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13. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

14. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Investor may assign its rights hereunder to any purchaser or transferee of Registrable Securities; provided, that such purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as an Investor whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally included in the definition of an Investor herein and had originally been a party hereto.

15. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement; provided, however, the parties hereto hereby acknowledge that (i) the Persons set forth in Section 7 are express third-party beneficiaries of the obligations of the parties hereto set forth in Section 7 and (ii) the Francisco Partners Investors are express third-party beneficiaries of the obligations of the Company hereto set forth in 9(b).

16. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

17. Amendment, Modification and Waiver. The provisions of this Agreement may only be amended, modified, supplemented or waived with the prior written consent of the Company and the holders of a majority of the Registrable Securities; provided, that any amendment or waiver that would materially adversely impact the rights of any Investor under this agreement in a manner different from the other Investors shall require the written consent of such Investor. No waiver by any party or parties shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

18. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19. Remedies. Each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

20. Governing Law; Submission to Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of New York.

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The parties irrevocably agree that the state and federal courts located in the State of New York shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

For the purposes of this Section 20, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

21. No Inconsistent Agreements. The Company will not, on or after the date of this Agreement, enter into any agreement with respect to its securities that is inconsistent with the rights granted under or otherwise conflicts with the provisions of this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

23. Further Assurances. Each of the parties to this Agreement shall, and shall cause their Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and to give effect to the transactions contemplated hereby.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

PAYSAFE LIMITED

By
Name:
Title:

PI TOPCO:

PI JERSEY TOPCO LIMITED

By
Name:
Title:

PGHL:

PAYSAFE GROUP HOLDINGS LIMITED

By
Name:
Title:

[Signature page to Registration Rights Agreement]

INVESTORS:

PI HOLDINGS JERSEY LIMITED

By:
Name:
Title:

BCP PI AGGREGATOR (CAYMAN) L.P.

By: BCP VII Holdings Manager (Cayman) L.L.C., its general partner

By: Blackstone Management Associates (Cayman) VII L.P., its managing member

By: BCP VII GP L.L.C., its general partner

By:
Name:
Title:

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) VII – ESC L.P.

By: BCP VII GP L.L.C., its general partner

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

CANNAE HOLDINGS, LLC

By:
Name: Title:

TRASIMENE CAPITAL FT, LP II By: Trasimene Capital FT, LLC II, its general partner

By:
Name: Title:

[Signature page to Registration Rights Agreement]

SCHEDULE A

Investors

Name	Address for service of notices
Pi Holdings Jersey Limited

For the attention of: Peter Rutland

Address: 27 Esplanade St Helier, Jersey JE1 1SG

E-mail address:

with a copy to:

Latham & Watkins

For the attention of: David Walker and Kem Ihenacho

Address: 99 Bishopsgate, London EC2M 3XF

E-mail address: david.walker@lw.com; kem.ihenacho@lw.com

and

Simpson Thacher & Bartlett LLP

For the attention of: Joshua Ford Bonnie, William R. Golden III, Elizabeth Cooper and Katherine Krause

Address: 900 G Street NW, Washington, DC 20001; 425 Lexington Avenue, New York, NY 10017

E-mail address: jbonnie@stblaw.com; wgolden@stblaw.com; ecooper@stblaw.com; katherine.krause@stblaw.com

BCP Pi Aggregator (Cayman) L.P.

For the attention of: Martin Brand

Address: [c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Island]

E-mail address:

with a copy to:

Latham & Watkins

For the attention of: David Walker and Kem Ihenacho

Address: 99 Bishopsgate, London EC2M 3XF

E-mail address: david.walker@lw.com; kem.ihenacho@lw.com

and

Simpson Thacher & Bartlett LLP

For the attention of: Joshua Ford Bonnie, William R. Golden III, Elizabeth Cooper and Katherine Krause

Address: 900 G Street NW, Washington, DC 20001; 425 Lexington Avenue, New York, NY 10017

E-mail address: jbonnie@stblaw.com; wgolden@stblaw.com; ecooper@stblaw.com; katherine.krause@stblaw.com

Blackstone Family Investment Partnership (Cayman) VII – ESC L.P.

For the attention of: Martin Brand

Address: [c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands]

E-mail address:

with a copy to:

Latham & Watkins

For the attention of: David Walker and Kem Ihenacho

Address: 99 Bishopsgate, London EC2M 3XF

E-mail address: david.walker@lw.com; kem.ihenacho@lw.com

and

Simpson Thacher & Bartlett LLP

For the attention of: Joshua Ford Bonnie, William R. Golden III, Elizabeth Cooper and Katherine Krause

Address: 900 G Street NW, Washington, DC 20001; 425 Lexington Avenue, New York, NY 10017

E-mail address: jbonnie@stblaw.com; wgolden@stblaw.com; ecooper@stblaw.com; katherine.krause@stblaw.com

Cannae Holdings, LLC

For the attention of: Michael L. Gravelle

Address: 1701 Village Center Circle, Las Vegas, NV 89134

E-mail address:

with a copy to:

Weil, Gotshal & Manges LLP

For the attention of: Michael J. Aiello; Eoghan P. Keenan

Address: 767 Fifth Avenue, New York, NY 10153

E-mail address: michael.aiello@weil.com; Eoghan.keenan@weil.com

Trasimene Capital FT, LP II

For the attention of: Michael L. Gravelle

Address: 1701 Village Center Circle, Las Vegas, NV 89134

E-mail address:

with a copy to:

Weil, Gotshal & Manges LLP

For the attention of: Michael J. Aiello; Eoghan P. Keenan

Address: 767 Fifth Avenue, New York, NY 10153

E-mail address: michael.aiello@weil.com; Eoghan.keenan@weil.com